Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Research Collaboration and License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”)

on the one hand

and

Hookipa Biotech GmbH with an office and place of business at St Marx Vienna BioCenter, Helmut-Qualtinger-Gasse 2, 1030 Vienna, Austria (“Hookipa”)

on the other hand.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Table of Contents

1.	Definitions	1

2.	Licenses and Options	21

3.	Research And Development	25

4.	Diligence	30

5.	Governance	31

6.	Manufacture and Supply	33

7.	Regulatory	35

8.	Commercialization	36

9.	Payment	37

10.	Accounting and reporting	42

11.	Taxes	43

12.	Auditing	45

13.	Intellectual Property	46

14.	Representations and Warranties and Covenants	54

15.	Indemnification (Schadloshaltung gegen Ansprüche Dritter)	57

16.	Liability	57

17.	Confidential Information; Information Security Incident	58

18.	Term and Termination	61

19.	Effects of Change of Control	64

20.	Bankruptcy	65

21.	Miscellaneous	65

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Research Collaboration and License Agreement

WHEREAS, Hookipa has expertise in the discovery and generation of off-the-shelf arenaviral immunotherapeutics (as opposed to personalized immunotherapeutics), and owns or controls a proprietary arenaviral vector platform for engineering arenaviruses to carry and deliver tumor-specific genes directly in patients to evoke an immune response by T cells;

WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products, including in the field of immuno-oncology;

WHEREAS, the Parties wish to enter into a collaboration to research and develop Hookipa’s pre-clinical HB700 cancer vaccine program, an arenaviral immunotherapeutic for KRAS-mutated cancers;

WHEREAS, Hookipa is willing to grant to Roche rights under certain of Hookipa’s intellectual property rights to develop, make, have made, use, register, sell, offer for sale, import, and export Collaboration Compounds, Derivatives and Products in the Field in the Territory (as such terms are respectively defined below);

WHEREAS, Hookipa is willing to grant to Roche an exclusive option right to license a second, novel arenaviral immunotherapeutic program of Hookipa targeting ***, for which the Parties will determine and align upon the specific *** (as defined below) and combinations thereof to be included; and

WHEREAS, the Parties will combine their respective expertise to develop Products *** and will collaborate, on a program-by-program basis, until the end of the first clinical phase 1a/1b trial of such program, at which point Roche shall become solely responsible for all further clinical development and commercialization of such program (with the exception of manufacturing as set forth below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Definitions

Where this Agreement in parenthesis refers to a legal expression in German it is the relevant Swiss nomenclature. In case of a dispute solely such Swiss nomenclature shall be relevant and shall prevail over the English expression.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) or its subsidiaries (if any) shall not be deemed as Affiliates of Roche unless Roche provides written notice to Hookipa of its desire to include Chugai or its respective subsidiaries (as applicable) as Affiliate(s) of Roche.

1.2	Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added or amended from time to time in accordance with the provisions of this Agreement.

1.3	Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 18, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4	Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement. Applicable Law includes the FDCA, GCP, GLP and GMP.

1.5	Available

The term “Available” or “Availability” shall mean that a given Designated *** or Selected *** is not subject to (i) *** or (ii) ***

1.6	***

***

1.7	*** Knowledge

The term “*** Knowledge” of a Party shall mean ***

1.8	Biosimilar Product

The term “Biosimilar Product” shall mean a product that is not produced, licensed or owned by the Roche Group and is, according to the relevant Regulatory Authority for the given country or jurisdiction, highly similar with respect to a given Product, notwithstanding minor differences in clinically inactive components, and with no clinically meaningful differences between the Biosimilar Product and the given Product in terms of the safety, purity and potency of the product. For countries or jurisdictions where no explicit biosimilar regulations exist, Biosimilar Product includes products that (i) have been deemed to be a Biosimilar Product by a Regulatory Authority in another country or jurisdiction or (ii) have the same amino acid sequence.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.9	Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31, except that the first Calendar Quarter of the Agreement Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30, or December 31 after the Effective Date and the last Calendar Quarter shall end on the last day of the Agreement Term.

1.10	Calendar Year

The term “Calendar Year” shall mean each period of twelve (12) consecutive calendar months, beginning on January 1 and ending December 31, except that the first Calendar Year of the Agreement Term shall begin on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year shall begin on January 1 and end on the last day of the Agreement Term.

1.11	Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement.

1.12	Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.13	Clinical Study

The term “Clinical Study” shall mean a Phase I Study, Phase II Study, Phase III Study, as applicable.

1.14	Collaboration Compound

The term “Collaboration Compound” shall mean any Initial Compound and, upon Option Exercise, any Option Compound.

1.15	Collaboration Plan

The term “Collaboration Plan” shall mean a plan for research and early clinical development activities to generate Collaboration Compounds as more fully described in Section 3.2.3 and shall include the HB700 Collaboration Plan and the*** Collaboration Plan.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.16	Collaboration Term

The term “Collaboration Term” shall mean, (a) for the HB700 Program, the period starting at the Effective Date of the Agreement and ending upon *** (b) for the *** Program, the Pre-Option *** Collaboration Period, provided that, upon Option Exercise, the Collaboration Term for the *** Program will be extended until Completion of the First Human Trial of the *** Program and successful implementation of the Roche Go-Decision Technology Transfer, or (c) such other period mutually agreed between the Parties.

1.17	Combination Product

The term “Combination Product” shall mean (a) a single pharmaceutical formulation containing as its active ingredients both a Collaboration Compound and one or more other therapeutically or prophylactically active ingredients, (b) a combination therapy comprised of a Collaboration Compound and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, (c) a combination therapy comprised of a Collaboration Compound and a Companion Diagnostic, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, or (d) a combination of products comprised of a Collaboration Compound and one or more other goods, services or intangibles, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case ((a) through (d)), including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.18	Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean with respect to Roche or Hookipa, as applicable, such level of efforts and resources consistent with the efforts and resources that Roche or Hookipa, as applicable, devotes at the same stage of development or commercialization, as applicable, for its own internally developed pharmaceutical products in a similar area with similar market potential, at a similar stage of their product life taking into account, inter alia, the existence of other competitive products in the market place or under development, the proprietary position of the product, the regulatory structure involved, the anticipated profitability of the product and other relevant factors. It is understood that such product potential may change from time to time based upon changing scientific, business and marketing and return on investment considerations. ***

1.19	Companion Diagnostic

The term “Companion Diagnostic” shall mean any product or service that (a) identifies a person having a disease or condition, or a molecular genotype or phenotype that predisposes a person to such disease or condition, for which a Product could be used to treat or prevent such disease or condition; (b) defines the prognosis or monitors the progress of a disease or condition in a person for which a Product could be used to treat or prevent such disease or condition; (c) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential therapeutic or prophylactic regimen involves a Product, and where the selected regimen is determined, based on the use of such product or service, to likely be effective or to be safe for a person; or (d) is used to confirm a Product’s biological activity or to optimize dosing or the scheduled administration of a Product.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.20	Completion

The term “Completion” or as verb “Complete” shall mean (a) with regard to a preclinical activity, the achievement of the Selection Criteria for activities set forth in the Collaboration Plan; and (b) with regard to the First Human Trial, the availability of the final report of such First Human Trial and submission thereof to Roche.

1.21	Composition of Matter Claim

The term “Composition of Matter Claim” shall mean, for a given Product in a given country of the Territory, a patent claim that Covers the structure of the ***, as the case may be, alone per se included in such Product. ***

1.22	Compulsory Sublicense

The term “Compulsory Sublicense” shall mean, in a country or region, a license or sublicense of Hookipa Patent Rights and/or Joint Collaboration Patent Rights granted to a Third Party (the “Compulsory Sublicensee”) through the order, decree or grant of a governmental authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in such country or region.

1.23	Confidential Information

The term “Confidential Information” shall mean any and all information (including business or financial information), data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that (a) was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party; (b) can be evidenced by written records to have been already known to the Receiving Party prior to its receipt from the Disclosing Party; (c) is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure; (d) is developed independently by the Receiving Party as evidenced by written records other than through knowledge of Confidential Information; or (e) is approved in writing by the Disclosing Party for release by the Receiving Party. The terms of this Agreement shall be considered Confidential Information of the Parties.

1.24	Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Hookipa provides to Roche under Section 18.5.1 describing ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.25	Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”), with respect to any Patent Rights, Know-How, material, or other intellectual property rights, or any proprietary or trade secret information, that a Party or any of its Affiliates: (a) owns such Patent Right, Know-How, material, or other intellectual property right, or proprietary or trade secret information; or (b) has a license to or a right to use such Patent Right, Know-How, material, or other intellectual property right, or proprietary or trade secret information and, in each case of (a) or (b), possesses the right (other than by operation of this Agreement), whether directly or indirectly, to grant the other Party access, a right to use, or a license or sublicense, as applicable, to or under such Patent Rights, Know-How, material, or other intellectual property rights, or proprietary or trade secret information, as provided herein, without: (i) violating the terms of any agreement or arrangement with or obligation to any Third Party in existence as of, as applicable, either the Effective Date or at the time such Patent Rights, Know-How, material, or other intellectual property rights, or any proprietary or trade secret information become owned or controlled by such Party under (a) or (b); or (ii) incurring any financial or other material obligation towards any Third Party that assigned or licensed such Patent Rights, Know-How, material, or other intellectual property rights, or disclosed such proprietary or trade secret information to such first Party or any Affiliates of such first Party that become due in connection with the other Party’s use thereof hereunder, unless, with respect to (ii): (A) such other Party agrees in writing to pay any sums arising from such financial obligations, or (B) such financial obligations are triggered pursuant to an Existing Third Party License, both (A) and (B) if paid by Roche, being deductible pursuant to Section 9.9.5.

1.26	Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under or ownership in the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.27	***

***.

1.28	***

***.

1.29	***

***.

1.30	*** Cargo

The term “*** Cargo” shall mean the ***, which is contained in the *** Development Candidate for which Roche has exercised the Option as set forth in Section 2.3.2.

1.31	*** Collaboration Plan

The term “*** Collaboration Plan” shall mean the Pre-Option ***Collaboration Plan and, after Option Exercise, the portion of the Collaboration Plan relating to the *** Program.

1.32	*** Development Candidate

The term “*** Development Candidate” shall mean an arenaviral immunotherapeutic ***

1.33	*** Program

The term “*** Program” shall mean the program to develop arenaviral immunotherapeutics based on the Hookipa Technology and containing Selected *** (including *** Development Candidates) under the Collaboration Plan.

1.34	Derivative

The term “Derivative” shall mean an Initial Compound Derivative or, upon Option Exercise, an Option Compound Derivative.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.35	Early Go-Decision

The term “Early Go-Decision” shall mean a Roche Go-Decision issued by Roche as may be triggered by any of the events described in *** , Section 3.8 (Insolvency Event of Hookipa or Breach by Hookipa or Change of Control of Hookipa during the Collaboration Term) and Section 9.3.4 (Hookipa’s Financial Obligations).

1.36	Effective Date

The term “Effective Date” shall mean October 18, 2022.

1.37	Endpoints

The term “Endpoints” shall mean with respect to the First Human Trial, the measurable outcomes that *** by such First Human Trial and the measurable outcomes that *** about the First Human Trial as set forth in Section 4 of the Collaboration Plan.

1.38	EU

The term “EU” shall mean the European Union and all its then-current member countries but including in any case France, Germany, Italy, Spain and the United Kingdom (“EU5”) regardless of whether they are then-current member countries. For the purpose of Section 9.7, EU shall mean at least two (2) EU5 countries.

1.39	Excluded ***

The term “Excluded ***” shall mean the ***s listed on Appendix 1.39.

1.40	Exercised ***

The term “Exercised ***” shall mean the Selected *** for which Roche has exercised the Option as set forth in Section 2.3.2.

1.41	Existing Third Party Licenses

The term “Existing Third Party Licenses” means the ***.

1.42	Expert

The term “Expert” shall mean a person with no less than *** years of pharmaceutical or biotechnology industry experience and expertise having occupied at ***within a large pharmaceutical or biotechnology company relating to product commercialization or licensing but excluding any and all current and former employees and consultants of either Party, unless such employment or consulting relationship was terminated more than *** years ago. Such person shall be fluent in the English language.

1.43	Failure

The term “Failure” shall mean (a) with respect to a given Clinical Study with a Collaboration Compound or Product, that such Clinical Study has shown *** that reasonably cause Roche to discontinue development of such Collaboration Compound or Product or (b) that a given preclinical activity has not achieved one or more of the Selection Criteria.

1.44	FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.45	FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.46	Field

The term “Field” shall mean all uses.

1.47	Filing

The term “Filing” shall mean the filing of an application with and acceptance thereof by the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

1.48	Final Report

The term “Final Report” shall mean the formal written report in relation to a Clinical Study setting out a final assessment of the results and conclusion of such Clinical Study.

1.49	***

***.

1.50	First Commercial Sale

The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of a Product to a Third Party by the Roche Group following the receipt of any Regulatory Approval required for the sale of such Product in such country, or in countries where no such Regulatory Approval is required for the sale of such Product, the date of the first invoiced sale of a Product to a Third Party by the Roche Group in such country.

1.51	First Human Trial

The term “First Human Trial” shall mean, for a Program, the first Phase I Clinical Study to be conducted by or on behalf of Hookipa for such Program, including a phase Ia and phase Ib portion as further described in the Collaboration Plan.

1.52	First Registrational Study

The term “First Registrational Study” shall mean, for a Program, the first Registrational Study to be conducted for any Product under such Program and, for a Product, the first Registrational Study to be conducted for such Product.

1.53	Force Majeure Event

The term “Force Majeure Event” shall mean an event beyond the reasonable control of the affected Party not caused by the fault or negligence of such Party, which may include, but is not limited to, an embargo, war, act of war (whether war be declared or not), act of terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, fire, flood, earthquake, epidemic, pandemic or other act of God or act, omission or delay in acting by any governmental authority or the other Party.

1.54	FTE

The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than *** working hours per year, undertaken in connection with the conduct of activities under the Collaboration Plan. In no circumstance can the work of any given person exceed one (1) FTE.

1.55	FTE Rate

The term “FTE Rate” shall mean the amount of *** per FTE per annum (as of the Effective Date), on a fully burdened cost basis, to be pro-rated on a daily basis if necessary ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.56	GCP

The term “GCP” shall mean the then-current standards, practices, and procedures on good clinical practice: (a) promulgated or endorsed by the FDA as set forth in the guidelines entitled, “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA; (b) set forth in Directive 2001/20/EC of the European Parliament and of the Council of April 4, 2001, Commission Directive 2005/28/EC of April 8, 2005 and Regulation (EU) No 536/2014 of the European Parliament and of the Council of 16 April 2014; (c) ICH Guideline for Good Clinical Practice E6; (d) comparable standards, practices, and procedures promulgated by Applicable Law or any competent Regulatory Authority of the relevant country in the Territory; and (e) all additional Applicable Law or Regulatory Authority standards, practices, and procedures that replace, amend, modify, supplant, or complement any of the foregoing.

1.57	***

***.

1.58	GLP

The term “GLP” shall mean the then-current standards, practices, and procedures on good laboratory practice: (a) promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; (b) set forth in the European Community Directive 2004/10/EC relating to the application of good laboratory practice; (c) comparable standards, practices, and procedures promulgated by Applicable Law or any competent Regulatory Authority of the relevant country in the Territory; and (d) all additional Applicable Law or Regulatory Authority standards, practices, and procedures that re-place, amend, modify, supplant, or complement any of the foregoing.

1.59	GMP

The term “GMP” shall mean the then-current standards, practices, and procedures on good manufacturing practice: (a) promulgated or endorsed by the FDA as defined in 21 C.F.R. Parts 210, 211, 601, 610 and 820; (b) set forth in European Community Directives 2003/94 and 91/356/EC; (c) the EU Commission’s Guidelines on Good Manufacturing Practices, (d) applicable ICH guidelines regarding good manufacturing practice, including but not limited to, ICH Q7; (e) comparable standards, practices, and procedures promulgated by Applicable Law or any competent Regulatory Authority; and (f) all additional Applicable Law or Regulatory Authority standards, practices, and procedures that replace, amend, modify, supplant, or complement any of the foregoing.

1.60	GMP Go-Decision

The term “GMP Go-Decision” shall mean, with respect to the *** Program, the decision of the JRC, following achievement of the preclinical proof of concept, to initiate production of Clinical Study material under GMP, including the entering into of binding commitments with Third Party contract manufacturing organizations.

1.61	HB700 Cargo

The term “HB700 Cargo” shall mean ***.

1.62	HB700 Program

The term “HB700 Program” shall mean the program to develop arenaviral immunotherapeutics based on the Hookipa Technology and including HB700 Cargo, under the Collaboration Plan.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.63	Hookipa Background Intellectual Property

The term “Hookipa Background Intellectual Property” shall mean, collectively:

a)	“Hookipa Background Know-How”, which shall mean any Know-How that is (i) Controlled by Hookipa or any of its Affiliates as of the Effective Date or that arises outside of any activities under the Collaboration Plan and is Controlled by Hookipa or any of its Affiliates during the Agreement Term, and (ii) necessary or reasonably useful for researching, developing, making, using or selling Collaboration Compounds, Derivatives and Products; and

b)	“Hookipa Background Patent Rights”, which shall mean any Patent Rights that (i) are Controlled by Hookipa or any of its Affiliates as of the Effective Date or that arise outside of any activities under the Collaboration Plan and are Controlled by Hookipa or any of its Affiliates during the Agreement Term and (ii) Cover any Hookipa Background Know-How. As of the Effective Date, Hookipa Background Patent Rights include the Patent Rights listed in Appendix 1.63.

***.

***

1.64	Hookipa Cell Line Materials

The term “Hookipa Cell Line Materials” shall mean the cell lines and cell banks Controlled by Hookipa or any of its Affiliates and then currently used or held for use by or on behalf of Hookipa to manufacture or produce the Collaboration Compounds and Products.

1.65	Hookipa Collaboration Intellectual Property

The term “Hookipa Collaboration Intellectual Property” shall mean, collectively:

a)	“Hookipa Collaboration Know-How”, which shall mean any Know-How other than Roche Collaboration Know-How that is invented, discovered, developed, or otherwise generated by or on behalf of either (a) Roche or any of its Affiliates, or (b) Hookipa or any of its Affiliates, or (c) jointly by Roche or any of its Affiliates, on the one hand, and Hookipa or any of its Affiliates, on the other hand, in each case ((a) to (c)) whether solely or jointly with any Third Party, in the conduct of any activity under the Collaboration Plan, and that is ***; and

b)	“Hookipa Collaboration Patent Rights”, which shall mean any Patent Rights that solely Cover any Hookipa Collaboration Know-How.

1.66	Hookipa Intellectual Property

The term “Hookipa Intellectual Property” shall mean the Hookipa Background Intellectual Property and the Hookipa Collaboration Intellectual Property.

1.67	***

***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.68	Hookipa Know-How

The term “Hookipa Know-How” shall mean the Hookipa Background Know-How and the Hookipa Collaboration Know-How.

1.69	Hookipa Patent Rights

The term “Hookipa Patent Rights” shall mean the Hookipa Background Patent Rights and the Hookipa Collaboration Patent Rights.

1.70	Hookipa Technology

The term “Hookipa Technology” shall mean Hookipa’s proprietary replicating arenaviral vector (TheraT®) platform including any improvements and modifications made to the foregoing ***

1.71	ICD-11

The term “ICD-11” shall mean the Eleventh Revision of the International Statistical Classifications of Diseases and Related Health Problems, as may be revised or amended from time to time, or a successor classification.

1.72	IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.73	IND

The term “IND” shall mean an application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of the Products in humans.

1.74	Indication

The term “Indication” shall mean a disease (i) for which the Product is indicated for treatment and (ii) that is described in the Product label as required by the Regulatory Approval granted by the applicable Regulatory Authority *** .

1.75	Information Security Incident

The term “Information Security Incident” shall mean, with respect to Confidential Information, any unauthorized use, unauthorized disclosure, corruption (including ransomware attack) or loss of such Confidential Information.

1.76	Initial Compound

The term “Initial Compound” shall mean any arenaviral immunotherapeutic (i) based on the Hookipa Technology and (ii) generated under the Collaboration Plan and (iii) including HB700 Cargo.

1.77	Initial Compound Derivative

The term “Initial Compound Derivative” shall mean a modified Initial Compound wherein the initial HB700 Cargo is modified by ***.

1.78	Initial Compound Product

The term “Initial Compound Product” shall mean a product, including without limitation any Combination Product***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.79	Initiation

The term “Initiation” shall mean the date that a human is first dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.80	Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.81	Internal Costs

The term “Internal Costs” shall mean those FTE costs incurred by or on behalf of a Party or any of its Affiliates that indirectly support the performance of any activity for a First Human Trial. Internal Costs include FTE dedicated to the selection of and contracting with the CRO, activities of the JRC supporting the conduct of the First Human Trial and ***.

1.82	Invention

The term “Invention” shall mean any invention, whether or not patentable, that is conceived or discovered by or on behalf of any Party or any of its respective Affiliates, whether solely or jointly with the other Party, any Affiliate of either Party, or any Third Party, in the course of activities under the Collaboration Plan.

1.83	Inventory

The term “Inventory” shall mean (i) all existing clinical and non-clinical grade drug product, active pharmaceutical ingredient, intermediates and raw materials associated with Collaboration Compounds and (ii) any other existing Materials (such as reference standards and retention samples), drug delivery systems and packaging associated with the manufacture or testing of such Collaboration Compounds , in each case (i) and (ii) in the possession and Control of Hookipa or any of its Affiliates as of the Effective Date.

1.84	Joint Collaboration Intellectual Property

The term “Joint Collaboration Intellectual Property” shall mean, collectively:

(a)	“Joint Collaboration Know-How”, which shall mean any Know-How other than Hookipa Collaboration Know-How and Roche Collaboration Know-How that is invented, discovered, developed, or otherwise generated by or on behalf of both Roche or any of its Affiliates, on the one hand, and Hookipa or any of its Affiliates, on the other hand, whether solely or jointly with any Third Party, in the conduct of any activity under the Collaboration Plan; and

(b)	“Joint Collaboration Patent Rights”, which shall mean any Patent Rights that solely Cover any Joint Collaboration Know-How; but excluding each Hookipa Collaboration Patent Right and Roche Collaboration Patent Right.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.85	JRC or Joint Research Committee

The term “JRC” or “Joint Research Committee” shall mean the joint research committee described in Section 5.

1.86	Know-How

The term “Know-How” shall mean inventions (including Inventions), data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, quality control testing data, that are confidential and necessary or useful for the discovery, manufacture, development or commercialization of Products.

1.87	KRAS

The term “KRAS” shall mean the protein product of the KRAS ***.

1.88	Launch Milestone

The term “Launch Milestone” shall mean “First Commercial Sale” for the first Indication to launch, and “Regulatory Approval” for following Indication launches.

1.89	Manufacturing Plan

The term “Manufacturing Plan” shall mean a plan for the manufacturing and supply of pre-clinical and clinical supply and commercial supply of Collaboration Compounds and Products to Roche under this Agreement.

1.90	Manufacturing Technology Transfer

The term “Manufacturing Technology Transfer” shall mean the transfer of the Roche Continued Program Technology to Roche or Roche’s designee(s) as further described in Section 6.1.3.

1.91	Materials

The term “Materials” shall mean any chemical or biological substances including any: (i) organic or inorganic chemical or compound; (ii) gene; (iii) vector or construct, whether plasmid, phage, virus or any other type; (iv) host organism, including bacteria and eukaryotic cells; (v) eukaryotic or prokaryotic cell line or expression system; (vi) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or peptide or enzyme; (vii) genetic material, including any genetic control element (e.g., promoters); (viii) virus; or (ix) assay or reagent.

1.92	Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the amount calculated by subtracting from the Sales of such Product for such period: ***.

1.93	***

***.

1.94	***

***.

1.95	Option Compound

The term “Option Compound” shall mean ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.96	Option Compound Derivative

The term “Option Compound Derivative” shall mean ***.

1.97	Option Compound Product

The term “Option Compound Product” shall mean a product, including without limitation any Combination Product, ***.

1.98	Option Exercise

The term “Option Exercise” shall mean exercise by Roche of the Option pursuant to Section 2.3.2.

1.99	Option Exercise Data Package

The term “Option Exercise Data Package” shall mean the deliverables package consisting of the data and results created during the Pre-Option *** Collaboration Period as set forth in Appendix 3.1.2.

1.100	***

***

1.101	Party

The term “Party” shall mean Hookipa or Roche, as the case may be, and “Parties” shall mean Hookipa and Roche collectively.

1.102	Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate (including Patent Term Extensions), reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.

1.103	Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.104	Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.105	Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.106	Pre-Option *** Collaboration Period

The term “Pre-Option *** Collaboration Period” shall mean the period starting upon the earlier of (i) commencement of activities under the Pre-Option *** Collaboration Plan, or (ii) *** months after the Effective Date, and ending at the earlier of (i) *** months thereafter or (ii) as soon as all activities under the Pre-Option *** Collaboration Plan are completed.

1.107	Product

The term “Product” shall mean any Initial Compound Product or, upon Option Exercise, any Option Compound Product. For clarity, ***.

1.108	Product-Specific Patent Right

The term “Product-Specific Patent Right” shall mean any Hookipa Patent Right that ***.

1.109	Program

The term “Program” shall mean the HB700 Program or, upon Option Exercise, *** Program, as applicable.

1.110	Prosecution

The term “Prosecution” or “Prosecute” shall mean the filing, preparation, prosecution, and maintenance of any Patent Rights, including any pre-grant proceeding before any patent authority, such as any interference.

1.111	Registrational Study

The term “Registrational Study” shall mean with respect to a Product, any Clinical Study that at the time of Initiation (or any later expansion of patient enrollment, if applicable), is the basis for Regulatory Approval of such Product.

1.112	Regulatory Approval

The term “Regulatory Approval” shall mean all approvals (excluding pricing and reimbursement approvals), licenses, registrations or authorizations by a Regulatory Authority, necessary for the sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.113	Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each regulatory jurisdiction involved in the granting of Regulatory Approval for the Product, including, the FDA, the European Commission, the Council of the European Union and the European Medicines Agency.

1.114	Roche Background Intellectual Property

The term “Roche Background Intellectual Property” shall mean, collectively,

a)	“Roche Background Know-How”, which shall mean any Know-How that is (i) Controlled by Roche or any of its Affiliates as of the Effective Date or that arises outside of any activities under the Collaboration Plan and is Controlled by Roche or any of its Affiliates during the Agreement Term, and (ii) necessary or reasonably useful for researching, developing, making, using or selling Collaboration Compounds, Derivatives and Products; and

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

b)	“Roche Background Patent Rights”, which shall mean any Patent Rights that (i) are Controlled by Roche or any of its Affiliates as of the Effective Date or that arise outside of any activities under the Collaboration Plan and are Controlled by Roche or any of its Affiliates during the Agreement Term and (ii) Cover any Roche Background Know-How.

1.115	Roche Collaboration Intellectual Property

The term “Roche Collaboration Intellectual Property” shall mean, collectively:

a)	“Roche Collaboration Know-How”, which shall mean any Know-How that is (i) invented, discovered, developed, or otherwise generated by or on behalf of either (a) Roche or any of its Affiliates, or (b) Hookipa or any of its Affiliates, or (c) jointly by Roche or any of its Affiliates, on the one hand, and Hookipa or any of its Affiliates, on the other hand, in each case ((a) to (c)) whether solely or jointly with any Third Party, in the conduct of any activity under the Collaboration Plan, and (ii) ***; and

b)	“Roche Collaboration Patent Rights”, which shall mean any Patent Rights that solely Cover any Roche Collaboration Know-How.

1.116	Roche Go-Decision

The term “Roche Go-Decision” shall mean the written notice provided by Roche to Hookipa informing Hookipa of the decision by Roche to solely continue development, and commercialization of the Collaboration Compounds, Derivatives and Products.

1.117	Roche Go-Decision Technology Transfer

The term “Roche Go-Decision Technology Transfer” shall mean the transfer, after a Roche Go-Decision or an Early Go-Decision, as applicable, of the Roche Go-Decision Data to Roche or Roche’s designee(s) as further described in Section 3.11.2.

1.118	Roche Group

The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.119	Roche Intellectual Property

The term “Roche Intellectual Property” shall mean the Roche Background Intellectual Property and the Roche Collaboration Intellectual Property.

1.120	Roche Know-How

The term “Roche Know-How” shall mean the Roche Background Know-How and the Roche Collaboration Know-How.

1.121	Roche Patent Rights

The term “Roche Patent Rights” shall mean the Roche Background Patent Rights and the Roche Collaboration Patent Rights.

1.122	Royalty Term

The term “Royalty Term” shall mean, with respect to a given Product and for a given country, the period of time commencing on the date of First Commercial Sale of such Product in such country and ending on the later of the date that is ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.123	Sales

The term “Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

(i)	***.

***

***

***

***

***

***

***

***

1.124	Scientific Expert

The term “Scientific Expert” shall mean a scientific expert with at least *** years of experience and expertise in the pharmaceutical, biopharmaceutical, or biotechnology industry in the field of preclinical in vivo pharmacology and immunology but excluding any and all current and former employees and consultants of either Party, unless such employment or consulting relationship was terminated more than *** years ago. Such person shall be fluent in the English language.

1.125	Senior Officers

The term “Senior Officers” shall mean, with respect to Roche, its *** or ***, and, with respect to Hookipa, its ***. If a designee is chosen for either Party, such designee should have sufficient seniority and the required subject matter expertise.

1.126	Standalone Initial Compound Product

The term “Standalone Initial Compound Product” shall mean an Initial Compound Product for which an ***.

1.127	Standalone Option Compound Product

The term “Standalone Option Compound Product” shall mean an Option Compound Product for which an ***

1.128	Start of GMP Manufacturing

The term “Start of GMP Manufacturing” shall mean the start of the HB700 ***

1.129	Sublicensee

The term “Sublicensee” shall mean an entity to which Roche or any of its Affiliates has licensed rights (through one or multiple tiers), other than through a Compulsory Sublicense, pursuant to this Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.130	Territory

The term “Territory” shall mean worldwide.

1.131	Third Party

The term “Third Party” shall mean a person or entity other than (i) Hookipa or any of its Affiliates or (ii) a member of the Roche Group.

1.132	Third Party License Agreement

The term “Third Party License Agreement” shall mean any of the Existing Third Party Licenses and the Hookipa Future Third Party In-License Agreements.

1.133	Trial Costs

The term “Trial Costs” shall mean

*** the costs incurred by Hookipa and its Affiliates and/or Roche and its Affiliates, as applicable, for a given Collaboration Compound or Product, including a Product containing a combination of an Initial Compound and an Option Compound, and shall include the following: ***

***

1.134	***

***

1.135	***

***.

1.136	US

The term “US” shall mean the United States of America and its territories and possessions.

1.137	US$

The term “US$” shall mean US Dollars.

1.138	Valid Claim

The term “Valid Claim” shall mean ***.

1.139	Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	10.1
Acquired Party	19.1
Alliance Director	5.9
Bankruptcy Code	20
Breaching Party	18.2.1
Chairperson	5.2
Chugai	1.1
Collaboration Budget	3.2.3
Compulsory Sublicense	1.22
Compulsory Sublicensee	1.22

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Definition	Section
*** Replacement Right	3.6.1
Cure Period	2.4.2
Data Packages	3.2.3
Decision Period	13.9
Designated ***	3.6.2
Disagreement Notice	3.1.4.2
Disclosing Party	1.23
Exclusive	3.1.1
Expert Committee	9.9.3
German WHT Requirement	11.2
GITA	11.2
Go-Decision Period	3.9
Handoff Payment	9.5
HB700 Collaboration Plan	3.2.3
Hookipa	cover page
Hookipa Background Know-How	1.63
Hookipa Background Patent Rights	1.63
Hookipa Collaboration Know-How	1.65
Hookipa Collaboration Patent Rights	1.65
Hookipa Future Third Party In-License Agreement	1.63
Hookipa Indemnitee	15.1
***	3.7
***	3.7
Hookipa-Originated Transfer Activities	18.3.5
Inactivity Period	4
Indemnified Party	15.3
Indemnifying Party	15.3
Initiating Party	13.9
Invalidity Claim	13.11
Joint Collaboration Know-How	1.84
Joint Collaboration Patent Rights	1.84
JMC / Joint Manufacturing Committee	6.3.1
***	3.7
Manufacturing License Agreement	2.1.5
Manufacturing Technology Transfer Plan	6.1.3
Members	5.2
Minimum Transfer Payment	18.3.5
Negotiation Period	18.5.1
Non-Acquired Party	19.1
Non-Breaching Party	18.2.1
Option	2.3.1

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Definition	Section
Option Exercise Data Package	3.1.2
Option Exercise Fee	9.2
Option Exercise Period	2.3.2
Patent Coordination Team	13.6.1
Patent Term Extensions	13.14
Payment Currency	10.3
Peremptory Notice Period	18.2.1
PII/Samples	18.3.5
***	19.5
Pre-Option *** Collaboration Plan	3.1.2
Proposed Reversion License Terms	18.5.1
Publishing Notice	17.4
Publishing Party	17.4
Receiving Party	1.23
Reference Product Sponsor	13.13
Relative Commercial Value	9.9.3
Replacement Notice	3.6.2
Research Budgets	9.1
Reversion License Agreement	18.3.5
Reversion License Terms	18.5.1
Reversion Products	18.5.1
Roche	cover page
Roche Background Know-How	1.114
Roche Background Patent Rights	1.114
Roche Basel	cover page
Roche Collaboration Know-How	1.115
Roche Collaboration Patent Rights	1.115
Roche Continued Program Technology	6.1.3
Roche Go-Decision Data	3.11.2
Roche Go-Decision Technology Transfer Plan	3.11.2
Roche Indemnitee	15.2
Roche Manufacturing Technology Transfer Decision	6.1.3
Roche Transfer Activities	18.3.5
Roche US	cover page
Royalty Buy-Out Offer(s)	10.7
Selected ***	3.1.1
Selection Criteria	3.2.3
Sensitive Information	19.1
Settlement	13.9
Suit Notice	13.9
Terminated Countries	18.5.1
Terminated Products	18.5.1
Third Party Payments	9.9.5

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Definition	Section
Triggering Event	3.8

2.	Licenses and Options

2.1	Licenses

2.1.1	Research Cross License

Subject to the terms and conditions of this Agreement, (i) Hookipa hereby grants to Roche during the Collaboration Term a non-exclusive, royalty-free, fully-paid up, transferrable (pursuant to Section 21.3), sublicensable (pursuant to Section 2.2.1) right and license under the Hookipa Intellectual Property and Hookipa’s share in the Joint Collaboration Intellectual Property solely to enable Roche to perform the activities assigned to Roche under the Collaboration Plan under this Agreement; and (ii) Roche hereby grants to Hookipa during the Collaboration Term a non-exclusive, royalty-free, fully-paid up, transferrable (pursuant to Section 21.3), sublicensable (pursuant to Section 2.2.3) right and license under the Roche Intellectual Property and Roche’s share in the Joint Collaboration Intellectual Property solely to enable Hookipa to perform the activities assigned to Hookipa under the Collaboration Plan under this Agreement.

2.1.2	HB700 Commercial License

(a)	Initial Compounds, Initial Compound Derivatives, Initial Compound Products

Subject to the terms and conditions of this Agreement, Hookipa hereby grants to Roche a milestone- and royalty-bearing, transferrable (pursuant to Section 21.3), sublicensable (pursuant to Section 2.2.1) right and license under the Hookipa Intellectual Property and Hookipa’s share in the Joint Collaboration Intellectual Property to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Initial Compounds, Initial Compound Derivatives and Initial Compound Products in the Field in the Territory.

The right and license granted by Hookipa to Roche pursuant to this Section 2.1.2(a) shall, as applicable, be: (A) exclusive (even as to Hookipa and its Affiliates) with respect to Hookipa Intellectual Property owned by Hookipa or any of its Affiliates; (B) exclusive (even as to Hookipa and its Affiliates) with respect to Hookipa Intellectual Property that has been in-licensed by Hookipa or any of its Affiliates from a Third Party on an exclusive basis; and (C) non-exclusive (but exclusive as between Hookipa and its Affiliates, on the one hand, and Roche, on the other hand) with respect to Hookipa Intellectual Property which has been in-licensed by Hookipa or any of its Affiliates from a Third Party on a non-exclusive basis.

(b)	Companion Diagnostics for Initial Compound Products

Subject to the terms and conditions of this Agreement, Hookipa hereby grants to Roche a non-exclusive, transferrable (pursuant to Section 21.3), sublicensable (pursuant to Section 2.2.1) right and license under the Hookipa Intellectual Property and Hookipa’s share in the Joint Collaboration Intellectual Property to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Companion Diagnostics specific for Initial Compound Products in the Field in the Territory.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.1.3	*** Commercial License

(a)	Option Compounds, Option Compound Derivatives, Option Compound Products

Subject to the terms and conditions of this Agreement, effective upon Option Exercise, Hookipa hereby grants to Roche a milestone- and royalty-bearing, transferrable (pursuant to Section 21.3), sublicensable (pursuant to Section 2.2.1) right and license under the Hookipa Intellectual Property and Hookipa’s share in the Joint Collaboration Intellectual Property to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Option Compounds, Option Compound Derivatives and Option Compound Products in the Field in the Territory.

The right and license granted by Hookipa to Roche pursuant to this Section 2.1.3(a) shall, as applicable, be: (A) exclusive (even as to Hookipa and its Affiliates) with respect to Hookipa Intellectual Property owned by Hookipa or any of its Affiliates; (B) exclusive (even as to Hookipa and its Affiliates) with respect to Hookipa Intellectual Property that has been in-licensed by Hookipa or any of its Affiliates from a Third Party on an exclusive basis; and (C) non-exclusive (but exclusive as between Hookipa and its Affiliates, on the one hand, and Roche, on the other hand) with respect to Hookipa Intellectual Property which has been in-licensed by Hookipa or any of its Affiliates from a Third Party on a non-exclusive basis.

(b)	Companion Diagnostics for Option Compound Products

Subject to the terms and conditions of this Agreement, effective upon Option Exercise, Hookipa hereby grants to Roche a non-exclusive, transferrable (pursuant to Section 21.3), sublicensable (pursuant to Section 2.2.1) right and license under the Hookipa Intellectual Property and Hookipa’s share in the Joint Collaboration Intellectual Property to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Companion Diagnostics specific for Option Compound Products in the Field in the Territory.

2.1.4	No License for Other Products

For the avoidance of doubt, subject to Section 3.1.1, nothing in this Agreement shall limit Hookipa’s right to develop products ***.

2.1.5	***

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.2	Sublicensing and Subcontracting

2.2.1	Right to Sublicense of Roche

Roche shall have the right to grant sublicenses (through multiple tiers) under its rights granted under Section 2.1 to its Affiliates and to Third Parties; provided, that: (i) sublicenses granted to Affiliates of Roche and to Chugai (if Chugai is not an Affiliate under this Agreement) shall not require the prior approval of Hookipa provided that any sublicense granted to Chugai (if Chugai is not an Affiliate under this Agreement) shall be notified by Roche to Hookipa in writing without delay; (ii) sublicenses granted to Third Parties other than Affiliates of Roche and to Chugai (if Chugai is not an Affiliate under this Agreement) shall likewise not require the prior written approval of Hookipa, however, in course of the Parties’ exchange in the JRC and Roche’s reporting on its development and commercialization activities, Roche shall inform Hookipa without undue delay about any concluded or terminated Third Party sublicense relationship in the Territory and thereby shall provide to Hookipa information on the Sublicensee; (iii) where any such rights granted under Section 2.1 are in-licensed by Hookipa from a Third Party licensor and sublicensed hereunder, the grant of such sublicense is permitted under the terms and conditions of the applicable Third Party License Agreement; (iv) Roche shall ensure that any such Affiliate or Third Party is bound by a written agreement that is consistent with and subject to the applicable terms and conditions of this Agreement and, as the case may be, the applicable Third Party License Agreement; (v) Roche shall remain responsible for the performance of this Agreement and shall cause any such Affiliate or Third Party to comply with all applicable terms and conditions of this Agreement and, as the case may be, the applicable Third Party License Agreement; and (vi) promptly following the full execution of each sublicense agreement with a Third Party other than Chugai (if Chugai is not an Affiliate under this Agreement) but not if concluded with Roche’s Affiliates, Roche shall provide Hookipa with a copy of each such sublicense agreement, which copy may be redacted in order to prevent the disclosure of any information not reasonably necessary to confirm compliance with this Agreement and, as the case may be, the applicable Third Party License Agreement.

2.2.2	Right to Subcontract of Roche

Roche shall have the right, without prior approval of Hookipa, to subcontract to Affiliates or Third Parties the performance of tasks and obligations of Roche hereunder as Roche deems reasonably appropriate; provided, that Roche shall remain responsible for the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement.

2.2.3	Right to Subcontract of Hookipa

Hookipa shall have the right to subcontract to Affiliates or Third Parties the performance of tasks and obligations of Hookipa hereunder, subject to (i) such subcontractors being listed on the “Initial Subcontractor List” attached to this Agreement as Appendix 2.2.3 or (ii) for subcontractors not listed on Appendix 2.2.3 the written approval of Roche, which shall not be unreasonably withheld; provided, that Hookipa shall remain responsible for the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement. Any subcontract contemplated by this Section 2.2.3 may include a sublicense of rights granted to Hookipa under Section 2.1.1 necessary for the performance of the subcontract as reasonably required.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.3	Option

2.3.1	Grant of Option

Hookipa hereby grants to Roche an exclusive option to extend the collaboration of the Parties in relation to the *** Program beyond the Pre-Option *** Collaboration Period and to further research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Option Compounds, Option Compound Derivatives and Option Compound Products in the Field in the Territory in accordance with the terms and conditions of this Agreement (the “Option”).

2.3.2	Exercise of Option Right

Roche shall have the right to exercise the Option within *** weeks after Hookipa’s delivery of the Option Exercise Data Package to Roche pursuant to Section 3.1.4 by giving a written notice to Hookipa (“Option Exercise Period”). In the event that Roche exercises the Option during the Option Exercise Period in accordance with the foregoing sentence:

(i)	the Collaboration Term for the *** Program will be extended in accordance with Section 1.16;

(ii)	the license grant hereunder will include the rights and licenses provided in Section 2.1.3;

(iii)	the Collaboration Plan shall be updated in accordance with Section 3.2.3;

2.3.3	Option Right Not Exercised

In the event that Roche decides not to exercise the Option and provides Hookipa with written notice thereof during the Option Exercise Period, or the Option Exercise Period expires without Hookipa having received written notice from Roche that it exercises the Option:

(i)	this Agreement shall be deemed terminated by Roche with respect to the *** Program and the Option Compounds, Option Compound Derivatives and Option Compound Products pursuant to Section 18.2.318.2.3;

(ii)	Hookipa and its Affiliates shall not be restricted from independently undertaking further research, development, manufacturing, commercialization and other exploitation of the Option Compounds, Option Compound Derivatives and Option Compound Products alone, or with any Affiliates or Third Parties;

(iii)	the Parties hereby grant to each other the licenses pursuant to Section 18.3.2.

2.4	Existing Third Party Licenses and Hookipa Future Third Party In-License Agreement

2.4.1	Hookipa shall be responsible for performing all obligations under each of its Third Party License Agreements (including any payment obligations) even if such obligations arise as a result of Roche’s (or an Affiliate’s or Sublicensee’s) activities in compliance with this Agreement. During the Agreement Term, Hookipa shall maintain each of its Third Party License Agreements in full force and effect, in each case in accordance with its terms and conditions, and shall not amend or terminate such Third Party License Agreements or exercise or waive any rights it may have under such Third Party License Agreements, in all cases, without the prior consent of Roche. Neither Hookipa nor Roche shall commit any acts or omissions that could cause a breach of or give rise to a right to terminate such Third Party License Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.4.2	In the event Hookipa receives a notice of breach by the counterparty to any of its Third Party License Agreements, Hookipa shall (i) promptly notify Roche in writing of such breach, (ii) discuss with Roche in good faith how to cure such breach, and (iii) use commercially reasonable efforts to resolve any such breach within *** days after receipt of the respective breach notice by Hookipa or such shorter cure period provided for such breach in the applicable Third Party License Agreement (“Cure Period”) or notify Roche promptly and at the latest *** days after receipt by Hookipa of such notice of breach from the counterparty to any of its Third Party License Agreements that it refuses to resolve any such breach. ***

2.4.3	Roche acknowledges that (i) the rights and licenses under, or with respect to, the Hookipa Background Intellectual Property granted by Hookipa to Roche under this Agreement shall be no greater in scope than those granted by the applicable Third Party to Hookipa under the applicable Third Party License Agreement and (ii) Roche shall comply and permit Hookipa to comply, and shall cause its Affiliates and Sublicensees to comply and permit Hookipa to comply, with the relevant terms and conditions of the applicable Third Party License Agreement.

2.4.4	***.

3.	Research And Development

3.1	Initial *** Program

3.1.1	Selection of ***

Within *** months following the Effective Date, Roche shall determine the *** to be included in the *** Program by providing written notice to Hookipa (the “Selected ***”). ***

3.1.2	Pre-Option *** Collaboration Plan

Within *** months following the Effective Date, Roche and Hookipa will jointly agree to a plan for research activities to be conducted by the Parties with respect to the Selected *** during the Pre-Option *** Collaboration Period with a goal of identifying one Option Compound as a *** Development Candidate (the “Pre-Option *** Collaboration Plan”) and such Pre-Option *** Collaboration Plan shall be attached to the HB700 Collaboration Plan. Unless decided otherwise by the JRC, the Pre-Option *** Collaboration Plan will be updated every *** by the JRC and approved by the JRC. The Pre-Option *** Collaboration Plan will set forth: (a) the scope of the research activities and the resources that will be dedicated to the activities contemplated within the scope of the *** Program during the Pre-Option *** Collaboration Period, including the responsibilities of each Party; (b) specific objectives for each period, which objectives will be updated or amended, as appropriate, by the JRC as research progresses; (c) success criteria for identification of a *** Development Candidate; and (d) contents of the data package consistent with the items set forth on Appendix 3.1.2 to be delivered by Hookipa to Roche upon completion of all activities under the Pre-Option *** Collaboration Plan (the “Option Exercise Data Package”). The Pre-Option *** Collaboration Plan shall allow for sufficient flexibility to optimize the composition of the ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.1.3	Diligent Efforts

Roche and Hookipa shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in the Pre-Option*** Collaboration Plan, in accordance with the time parameters set forth therein.

3.1.4	Option Exercise Data Package

3.1.5	General Procedure

Within *** weeks after expiry of the Pre-Option *** Collaboration Period, Hookipa shall provide Roche with the Option Exercise Data Package. If the Option Exercise Data Package provided by Hookipa to Roche is incomplete, Roche may notify Hookipa within *** days in writing of the incomplete status of such Option Exercise Data Package, including any items that, in Roche’s reasonable determination made in good faith, should have been included. Following receipt of such notice, in the event Hookipa agrees with Roche’s determination (or it is determined through the dispute resolution procedures pursuant to Section 3.1.6) that an initially proposed or revised Option Exercise Data Package is incomplete (i) Hookipa will promptly deliver the items requested by Roche to complete such Option Exercise Data Package, (ii) delivery of the Option Exercise Data Package will not be considered complete, and (iii) the Option Exercise Period will not commence, until Hookipa has delivered all such items. Upon delivery by Hookipa of the completed Option Exercise Data Package, Roche will have the right to exercise the Option as set forth in Section 2.3. If Roche exercises the Option pursuant to Section 2.3.2, then all the Selected *** included in the *** Development Candidate shall become Exercised *** after the Option Exercise, and the Agreement shall terminate with regards to such Selected *** not included in the *** Development Candidate and Section 18.4 shall apply.

3.1.6	Dispute Resolution

***.

3.2	Conduct of the Program(s)

3.2.1	Scope

Roche and Hookipa shall conduct the Program(s) pursuant to the Collaboration Plan during the Collaboration Term. The activities conducted in connection with a Program will be overseen by the JRC.

3.2.2	Diligent Efforts

Roche and Hookipa shall each use Commercially Reasonable Efforts to perform their respective tasks and obligations in conducting all activities ascribed to it in each then-current Collaboration Plan, in accordance with the time parameters set forth therein.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.2.3	Collaboration Plan

The Parties will conduct each Program in accordance with the Collaboration Plan. Unless decided otherwise by the JRC, the Collaboration Plan will be updated annually by the JRC. The Collaboration Plan for the HB700 Program and, if Roche exercises the Option pursuant to Section 2.3.2, the *** Program will set forth: (a) the scope of the Program and the resources that will be dedicated to the activities contemplated within the scope of the Program, including the responsibilities of each Party; (b) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the JRC as research progresses; (c) criteria for progression of Collaboration Compounds during the preclinical stages up to and including IND submission (“Selection Criteria”); (d) contents of the respective data packages that Parties shall provide to the JRC (“Data Packages”); and (e) budgets for the activities under the scope of the Program prior to Roche Go-Decision with respect to such Program, including a budget for the Trial Costs (“Collaboration Budget”). An initial Collaboration Budget for the HB700 Program and the *** Program, including the activities to be conducted pursuant to the Pre-Option *** Collaboration Plan is attached as Appendix 3.2.3(A). Prior to the Option Exercise, the *** Program will be conducted pursuant to the Pre-Option *** Collaboration Plan. The JRC shall review the Collaboration Plan on an ongoing basis and may amend such plan. Any such changes shall be reflected in written amendments to the Collaboration Plan. The initial Collaboration Plan, hereto attached as Appendix 3.2.3(B), relates to the HB700 Program and Initial Compounds (the “HB700 Collaboration Plan”) and includes a high-level plan for the First Human Trial for an Initial Compound, including clinical Endpoints, subject to further revisions. If Roche exercises the Option as set forth in Section 2.3.2, the Collaboration Plan shall be updated to include further development of the *** Program through a First Human Trial for an Option Compound, in the same manner as for the HB700 Program, with the Parties having the same responsibilities with respect to the *** Program as for the HB700 Program.

3.2.4	Duration

Each Program shall continue until the end of the Collaboration Term for such Program.

3.2.5	Extension

If the activities pursuant to the Collaboration Plan under the respective Program are not Completed, but the funding contributed by Hookipa to the conduct of such activities has reached the cap pursuant to Section 9.3.4 for the *** Program, then the Parties shall discuss in good faith commercially reasonable options and agree on terms acceptable to both Parties to Complete such activities.

3.3	Records; Reports

3.3.1	Progress Reports

At least *** during the Collaboration Term for each Program, Hookipa shall prepare and provide to the JRC, through the Alliance Director, a detailed written report summarizing the progress of the work performed by Hookipa in the course of the Program during the preceding Calendar Quarter. Promptly upon expiry of the Collaboration Term for a Program, Hookipa shall provide a final written report summarizing its activities under such Program and the results thereof.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.3.2	Research and Development Records

For each Program, each Party shall maintain records of the activities performed under the Collaboration Plan (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Program. All laboratory notebooks or equivalent documents used at Hookipa shall be maintained for no less than the term of any Patent Rights issuing therefrom.

Upon the written request of Roche and not more than *** in each Calendar Year, Hookipa shall permit Roche, at Roche’s expense, to have access during normal business hours to those records of Hookipa that may be necessary to verify the basis for any payments hereunder.

3.4	Progression of Activities under the Program(s)

Hookipa will compile supporting Data Packages after completion of all activities of each phase for a Program as set forth in the Collaboration Plan. Within *** days after receipt of the Data Package for a Program, Roche through the JRC shall evaluate such Data Package and all Collaboration Compounds for the respective stage against the applicable Selection Criteria.

3.5	Incomplete Data Packages

If a Data Package for a Program provided by Hookipa in accordance with the applicable Collaboration Plan to the JRC is incomplete, Roche may notify Hookipa within *** days in writing of the incomplete status of such Data Package, including any items that, in Roche’s reasonable determination made in good faith, should have been included in accordance with the applicable Collaboration Plan. Following receipt of such notice, Hookipa will promptly deliver the items requested by Roche to complete such Data Package.

3.6	Replacement of Exercised *** under the *** Program

3.6.1	Right to replace Exercised *** due to Failure

Subject to Section 3.6.2, if there is a Failure with respect to an Option Compound containing an Exercised ***, Roche shall have the right to replace one of the Exercised *** in such Option Compound (“*** Replacement Right”). Roche may exercise such *** Replacement Right up to ***, prior to *** and shall follow the replacement mechanism set forth in Section 3.6.2.

3.6.2	Determination of Availability

If Roche decides to exercise ***Replacement Right under Section 3.6.1, Roche shall, within *** after Roche or the JRC, as applicable, has determined that a Failure has occurred, notify Hookipa of its desire to replace an Exercised ***with a new designated Selected *** (“Replacement Notice”). Within *** after Hookipa’s receipt of the Replacement Notice, Hookipa shall confirm whether or not the designated new *** as set forth in the Replacement Notice (“Designated ***”) is Available at the time of receipt of such Replacement Notice by Hookipa and explain underlying reasons if the Designated *** is not Available. If the Designated *** is Available at the time of receipt of such Replacement Notice by Hookipa, such Designated *** shall become an Exercised *** under this Agreement, and the Agreement shall terminate with regards to the replaced Exercised *** and Section 18.4 shall apply. Once a Designated *** is an Exercised ***, Hookipa shall present the budget for the activities related to the new Exercised *** and such budget shall be approved by the JRC. If at the time of the Replacement Notice, Hookipa has already reached the cap pursuant to Section 9.3.4, then the Parties shall negotiate in good faith how the costs related to such budget shall be borne. For clarity, ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.7	***

***

3.8	Insolvency Event of Hookipa or Breach by Hookipa or Change of Control of Hookipa During Collaboration Term

If, during the Collaboration Term and the subsequent period during which Hookipa is responsible for manufacture and supply hereunder, subject to Section 6.1.3, (i) an Insolvency Event or a reasonably foreseeable Insolvency Event occurs or (ii) a breach by Hookipa occurs pursuant to Section 18.2.1 18.2.1 or (iii) Hookipa undergoes a Change of Control pursuant to Article 19, Hookipa shall notify Roche immediately in writing but no later than *** days after learning of it or after such event has occurred, the day of the notice being the triggering event (each a “Triggering Event”), then Roche, within its sole discretion may (a) terminate this Agreement pursuant to Section 18.2 or (b) issue an Early Go-Decision within *** days after a Triggering Event has occurred.

3.9	Roche Go-Decision

With regard to a Program, after Completion of the First Human Trial for such Program, Roche shall have the sole right and discretion, within *** days of such Completion (“Go-Decision Period”), to decide whether to progress the development of such Program by issuing a Roche Go-Decision. If Roche does not issue a Roche Go-Decision within the Go-Decision Period or if Roche notifies Hookipa in writing that it will not issue a Roche Go-Decision within the Go-Decision Period, this Agreement shall be deemed terminated by Roche with respect to such Program and the respective Collaboration Compounds and Products pursuant to Section 18.2.3.

3.10	Transfer of Materials

If applicable pursuant to the then current Collaboration Plan and on a Program-by-Program basis, in order to facilitate the activities contemplated under the Collaboration Plan, one Party shall provide the other Party with sufficient quantities of certain physical Materials as set forth in the Collaboration Plan and other Materials as such Party may provide from time to time under this Agreement. Except as otherwise expressly set forth in this Agreement, all such Materials delivered to one Party by the other Party will remain the sole property of the delivering Party, will be used only as specified in the Collaboration Plan and shall not be reverse engineered, deconstructed or analyzed in any way except as expressly permitted in the Collaboration Plan. The receiving Party shall not transfer, deliver or disclose any such Materials, or any derivatives, analogs, modifications or components thereof, to any Third Party without the prior written approval of the other Party, except to subcontractors performing any activities as contemplated in the Collaboration Plan under written conditions as restrictive as those set forth herein, Sublicensees and to Regulatory Authorities for the purpose of carrying out the development and commercialization of Collaboration Compound and Product.

The receiving Party will use the Materials supplied under this Agreement with appropriate caution in any experimental work as not all of their characteristics may be known. The delivering Party will provide to the other Party the most current material safety data sheet for the Materials upon transfer of any Materials, if available.

Roche will deliver Materials to Hookipa under DAP Hookipa Vienna or Hookipa’s designee), Incoterms® 2020. Hookipa will provide to Roche prior to Material deliveries all the necessary import documentation including but not limited to licenses and other permissions. Hookipa will deliver Materials to Roche under DAP (Roche Basel or Roche’s designee), Incoterms® 2020.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

At the end of the Collaboration Term for a Program, any unused Materials supplied by one Party hereunder and any derivatives, analogs, modifications or components thereof shall be, at the delivering Party’s option, either returned to or destroyed at the receiving Party’s cost in accordance with instructions by the delivering Party.

3.11	Exchange of Information

3.11.1	The Parties shall disclose and make available to each other all data and information necessary to conduct the activities under each Program. The Parties, through the JRC, shall answer any questions reasonably posed and provide any information reasonably requested.

3.11.2	After a Roche Go-Decision or an Early Go-Decision, as applicable, for a Program, Hookipa shall initiate within thirty (30) days of such Roche Go-Decision or Early-Go Decision a technology transfer regarding all preclinical and clinical data and regulatory filings which are necessary and useful for Roche to further research, develop, manufacture and commercialize Collaboration Compounds and Products for such Program (collectively, “Roche Go-Decision Data”). Such transfer will be conducted in accordance with a technology transfer plan created by the JRC (each a “Roche Go-Decision Technology Transfer Plan”), which shall be a plan and timeline for the complete transfer of the Roche Go-Decision Data, including detailing the Roche Go-Decision Data to be transferred and the conditions for such transfer, including the criteria determining successful implementation of the Roche Go-Decision Technology Transfer.

3.12	Research and Pre-Clinical Development Activities After the Collaboration Plan

After a Roche Go-Decision or an Early Go Decision, as applicable, for a Program, Roche has, within its sole discretion, the right to conduct research and pre-clinical development activities regarding Collaboration Compounds and Products related to such Program outside such Program.

3.13	Development

After a Roche Go-Decision or an Early Go-Decision, as applicable, for a Program, Roche, at its sole cost, shall be responsible for pursuing further clinical development of Products resulting from such Program. Following the dissolution of the JRC pursuant to Section 5.12 and subject to special reporting obligations as set forth in Article 4, Roche shall provide to Hookipa *** per Calendar Year and for the first time *** days after the start of the first Calendar Quarter in the first Calendar Year after the dissolution of the JRC, a written report that summarizes the development activities performed by the Roche Group with respect to each Product. If requested by Hookipa within *** days after receipt of such written report, Roche shall address any questions that Hookipa may have in a meeting (face to face/ tele-presence/ videoconference or telephone). All information presented to Hookipa pursuant to this Section 3.13 shall be treated as Confidential Information of Roche hereunder.

4.	Diligence

Roche agrees to use Commercially Reasonable Efforts to pursue further development and commercialization of Products referred to in the first sentence of Section 3.13 in the Field in the Territory after completion of the Roche Go-Decision Technology Transfer pursuant to Section 3.11.2. Roche shall be deemed to use Commercially Reasonable Efforts if it develops and commercializes at least *** Product in at least *** Indication in any *** in the Territory.

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.	Governance

5.1	Joint Research Committee

Within *** days after the Effective Date of this Agreement, the Parties shall establish a JRC to oversee the research and development activities under this Agreement during the Collaboration Term.

5.2	Members

The JRC shall be composed of six (6) persons (“Members”). Roche and Hookipa each shall be entitled to appoint three (3) Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least *** days prior to the next scheduled meeting of the JRC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts or advisors to attend part or the whole JRC meeting with prior notification to the JRC. Members may be represented at any meeting by another person designated by the absent Member. The chairperson of the JRC shall alternate between a representative of Hookipa, on the one hand, and Roche, on the other hand, as designated by Hookipa or Roche, as applicable, for each *** month period during the Collaboration Term, with Hookipa having the right to designate the chairperson for the first such period (“Chairperson”).

5.3	Responsibilities of the JRC

The JRC shall have the responsibility and authority to:

(a)	approve the Pre-Option *** Collaboration Plan;

(b)	revise and approve any revisions to the HB700 Collaboration Plan, Pre-Option *** Collaboration Plan and the *** Collaboration Plan;

(c)	review and oversee the execution of the Pre-Option *** Collaboration Plan and the Collaboration Plan;

(d)	review the Data Packages pursuant to Section 3.4;

(e)	establish and revise timelines, Selection Criteria and Endpoints for the HB700 Program and the *** Program and approve the *** Cargo design;

(f)	determine whether the Selection Criteria and Endpoints have been achieved and decide whether the activities shall move into the subsequent research or development phase of the Program;

(g)	determine if and when GMP Go-Decision for the *** Program shall occur;

(h)	determine if and when to submit IND for the First Human Trial in the HB700 Program and the *** Program, approve its design and respective Endpoints;

(i)	review the efforts of the Parties under each Program and approve and allocate those resources for the Collaboration Plan (including the Collaboration Budget);

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(j)	establish and set expectations and mandates for JOTS;

(k)	create, oversee and disband JOTs as deemed appropriate;

(l)	[intentionally left blank];

(m)	establish and approve the Roche Go-Decision Technology Transfer Plan and monitor and implement the transfer of the Roche Go-Decision Data and the Roche Continued Program Technology to Roche pursuant to the Roche Go-Decision Technology Transfer Plan and determine whether the Roche Go-Decision Technology Transfer is implemented successfully pursuant to the Roche Go-Decision Technology Transfer Plan;

(n)	monitor the Trial Costs and preclinical costs and manage reimbursement to Hookipa as set forth in Section 9.3.3;

(o)	recommend action items to its respective decision making bodies; and

(p)	attempt to resolve any disputes on an informal basis.

The JRC shall have no responsibility and authority other than that expressly set forth in this Section 5.3 or jointly assigned by the Parties to the JRC in an amendment to this Agreement pursuant to Section 21.9 during the lifetime of the JRC pursuant to Section 5.12.

5.4	Meetings

The Chairperson or his/her delegate will be responsible for sending invitations and agendas for all JRC meetings to all Members at least *** days before the next scheduled meeting of the JRC. The venue for the meetings shall be agreed by the JRC. The JRC shall hold meetings at least *** per Calendar Year either in person or by tele-/video-conference, and in any case as frequently as the Members of the JRC may agree shall be necessary, generally four times a year, unless otherwise requested by a Party or both Parties. The Alliance Director of each Party may attend the JRC meetings as a permanent participant.

5.5	Minutes

The Chairperson will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JRC meetings to all Members of the JRC for comment and review within *** days after the relevant meeting. The Members of the JRC shall have *** days to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JRC within *** days of the relevant meeting. The Chairperson approves the final version of the minutes before its distribution.

5.6	Decisions

5.6.1	Decision Making Authority

The JRC shall decide matters within its responsibilities set forth in Section 5.3.

5.6.2	Consensus; Good Faith

The Members of the JRC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JRC. The Parties shall use reasonable efforts to attempt to make decisions by consensus.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.6.3	Failure to Reach Consensus

If the JRC is unable to decide a matter by consensus *** either Party may refer such disagreement to the Senior Officers for resolution. Only if the Senior Officers cannot resolve such disagreement within *** days, then *** shall have the final decision making authority. Notwithstanding the foregoing and in any event, ***.

5.7	Information Exchange

Hookipa and Roche shall exchange the information in relation to its activities under this Agreement through the JRC and Hookipa and Roche may ask reasonable questions in relation to the above information provided by the other Party and offer advice in relation thereto and Hookipa and Roche shall give due consideration to such input. The JRC may determine other routes of information exchange.

5.8	Joint Operational Teams (JOTs)

The JRC shall have the right to establish JOTs.

5.9	Alliance Director

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent participants of the JRC meetings (but not members of the JRC) and may attend JOT meetings as appropriate. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JRC to reach consensus and avert escalation of such issues or potential disputes.

5.10	Limitations of Authority

The JRC shall have no authority to amend or waive any terms of this Agreement.

5.11	Expenses

Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JRC and its JOTs (if any).

5.12	Lifetime

Following the Roche Go-Decision (or Early Go-Decision) for a Program, all decisions with respect to such Program and the Collaboration Compounds and Products for such Program will be made by Roche. The JRC shall exist during the Collaboration Term and shall be dissolved upon expiry of the Collaboration Term.

6.	Manufacture and Supply

6.1	Pre-clinical, clinical and initial commercial Supply of Product and transfer of associated Inventory

6.1.1	Principle

Subject to Section 6.1.2 and Section 6.1.3, Hookipa shall be responsible for the manufacture, supply of pre-clinical and clinical supplies and initial commercial supplies of the Collaboration Compounds and Products for such Program, with the expense responsibilities as specified in Section 6.1.2 and Section 6.1.3.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.1.2	Supply Prior to Roche Go-Decision or Early Go-Decision

Prior to a Roche Go-Decision or Early Go-Decision, as applicable, the manufacturing and supply of Collaboration Compounds and Products for such Program shall be at Hookipa’s cost.

6.1.3	Supply After Roche Go-Decision or Early Go-Decision

Following a Roche Go-Decision or Early Go-Decision, as applicable, Roche may elect to request in writing a Manufacturing Technology Transfer (“Roche Manufacturing Technology Transfer Decision”). Absent a Roche Manufacturing Technology Transfer Decision, Hookipa shall continue to be responsible for manufacturing and supply of pre-clinical and clinical supply and initial commercial supply of Collaboration Compounds and Products for such Program, for a period until no later than *** years after the First Commercial Sale of a Product for such Program. For any supplies provided by Hookipa after a Roche Go-Decision or Early Go-Decision, as applicable, for a Program, ***.

Hookipa shall initiate within *** days after receipt of the Roche Manufacturing Technology Transfer Decision and in any event no later than within the timelines set forth in the Manufacturing Technology Transfer Plan a Manufacturing Technology Transfer to Roche or Roche’s designee(s), *** (“Roche Continued Program Technology”). Such transfer will be conducted in accordance with a manufacturing technology transfer plan created by the JMC (each a “Manufacturing Technology Transfer Plan”), which shall be a plan including costs, resources and timeline for the complete transfer of the Roche Continued Program Technology, including detailing the Roche Continued Program Technology to be transferred and the conditions for such transfer, including the criteria determining successful implementation of the plan. Hookipa shall maintain in full force and effect all agreements and relationships with Third Parties then currently in effect so that Roche has uninterrupted access to non-clinical, clinical and commercial supply prior to and during any manufacturing transition from Hookipa to Roche, at no cost to Roche but no longer *** years from the start of the Manufacturing Technology Transfer. The Manufacturing Technology Transfer Plan may include ***.

Unless otherwise specified in this Agreement or as agreed to by the Parties, the following shall apply: shipment of Hookipa Inventory and any other Materials that Hookipa or Hookipa’s designees are to provide to Roche shall be shipped ***.

6.2	Commercial Supply of Products

Subject to Section 6.1.3, Roche shall be solely responsible at its own expense for the commercial manufacture and commercial supply of Products for sale in the Territory, either by itself or through Third Parties.

6.3	Joint Manufacturing Committee

6.3.1	Formation

Promptly after the Effective Date, the Parties shall establish a joint manufacturing committee (“JMC” or “Joint Manufacturing Committee”), which shall oversee, review, monitor, and coordinate the activities to be performed by or on behalf of the Parties with respect to the Manufacturing Plan, the production and supply of Product, and serve as a forum for the exchange and discussion of information with respect thereto.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.3.2	Membership

The Joint Manufacturing Committee shall be comprised of an equal number of representatives from each of Hookipa and Roche, each with the requisite experience and seniority to enable such person to make decisions on behalf of such Party with respect to the production and supply of Products, and unless otherwise agreed such number shall be three (3) representatives from each of Hookipa and Roche. From time to time, each Party may substitute one (1) or more of its representatives on the Joint Manufacturing Committee upon written notice to the other Party. Unless otherwise agreed by the Parties, Hookipa shall appoint one (1) of its representatives to chair the Joint Manufacturing Committee.

6.3.3	Specific Responsibilities

The Joint Manufacturing Committee shall oversee the production and supply of Products under this Agreement, and shall in particular: (a) review the Parties’ manufacturing and supply related activities under the Collaboration Plan; (b) provide guidance with respect to such activities; (c) be responsible for resolving any disputes that arise in connection with the performance of the Manufacturing Plan; (d) consider any amendments to the Collaboration Plan, including any increase or decrease in the budget for activities to be conducted thereunder; (e) approve the Manufacturing Plan (including but not limited to specifications, budget, and timelines); (f) establish and approve the Manufacturing Technology Transfer Plan; (g) monitor the implementation of the Manufacturing Technology Transfer Plan and (h) decide whether the Manufacturing Technology Transfer Plan was implemented successfully. The JMC shall have no responsibility and authority other than that expressly set forth in this Section 6.3. After successful implementation of the Manufacturing Technology Transfer Plan and when Hookipa does no longer have any obligations with regard to manufacturing and supply under this Agreement, the lifetime of the JMC ends.

7.	Regulatory

7.1	Responsibility Prior to Roche Go-Decision or Early Go-Decision

Prior to the Roche Go-Decision (or Early Go-Decision) for a Program and for the purpose of preparing and conducting the First Human Trial for such Program, the JRC shall serve as a forum for the Parties to monitor and share information with respect to regulatory filings, including but not limited to IND, for such Program. Hookipa is responsible to conduct the First Human Trial and is, for that purpose, responsible for all interactions with Regulatory Authorities, IND filings, clinical liability insurance (such insurance covering the development, manufacture and use of any Collaboration Compounds or Products used in the First Human Trial in the minimum amount of *** per occurrence, commencing at least thirty (30) days prior to any period during which Hookipa is conducting such First Human Trial) and any other activities as required in preparation of the First Human Trial for such Program. Upon Hookipa’s reasonable request, Roche shall provide support and advise Hookipa as reasonably necessary. ***.

7.2	Responsibility after Roche Go-Decision or Early Go-Decision

At a date to be defined by Roche after the Roche Go-Decision or Early Go-Decision as applicable for a Program, Hookipa shall use Commercially Reasonable Efforts to ***. In addition, at a date defined by Roche after the Roche Go-Decision or Early Go-Decision as applicable for a Program, Hookipa ***. For all completed study reports, Hookipa shall provide necessary documentation to confirm data reliability, as required by Article 43 of the Japanese Pharmaceutical Affairs Law Enforcement Regulations and related notifications, including, but not limited to original author signatures, raw data lists, GLP and GCP compliance information. All documentation is to be provided in English.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

After such transfer as set forth in this Section 7.2 for a Program, Roche shall be solely responsible at its own expense for all regulatory affairs related to Collaboration Compounds and Products for such Program in the Territory including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products. Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Collaboration Compounds and Products for such Program in all countries in the Territory. Roche or its Affiliates shall own and file in their discretion all regulatory filings and Regulatory Approvals for all Collaboration Compounds and Products for such Program in all countries of the Territory. Upon Roche’s reasonable request, Hookipa shall support and advise Roche on the regulatory activities conducted by Roche pursuant to this Section 7.2 for a maximum period of *** months after such transfer as set forth in this Section 7.2. at no additional cost to Roche. Roche shall reimburse Hookipa for additional support and advice which is requested by Roche after such *** months period at the FTE Rate.

7.3	Data Privacy

If necessary, the Parties will enter into the relevant agreements under applicable data privacy laws (such as a data transfer agreement) when required. The terms of such agreement will be agreed upon by the Parties when the requirement to enter into such agreement has been confirmed by the Parties.

7.4	Access to Drug Master File

In response to a written request from Roche, Hookipa will provide the relevant information from the Drug Master File (MF# 28318) to Roche to support regulatory filings and review of regulatory documents.

8.	Commercialization

8.1	Responsibility

Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Products in the Territory.

8.2	Updates to Hookipa

Upon request of Hookipa, Roche shall update Hookipa regarding the commercialization of the Product in the Territory in the Field by Roche, its Affiliates or Sublicensees. If Hookipa requests an update, Roche shall provide a high level summary, in writing or through a meeting (face to face/ tele-presence/videoconference or telephone). Hookipa shall not request an update more frequently than *** per Calendar Year.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.	Payment

9.1	Upfront Payment/Collaboration Payment

Within *** days after the Effective Date and receipt of an invoice from Hookipa, Roche shall pay to Hookipa a non-refundable, non-creditable upfront payment of twenty-five million US Dollars (US$ 25,000,000), which will be paid in consideration for (a) the collaboration and the license granted to Roche under the HB700 Program, and (b) the collaboration and the Option granted to Roche for the *** Program.

9.2	Exercise Fee for the Roche Option

Upon exercise of the Option pursuant to Section 2.3.2, Roche shall pay to Hookipa a non-refundable, non-creditable fee (the “Option Exercise Fee”) in the amount of fifteen million US Dollars (US$ 15,000,000). The Option Exercise Fee shall be paid by Roche to Hookipa within *** days from Option Exercise and receipt of an invoice from Hookipa.

9.3	Funding of Activities under the Collaboration

9.3.1	Generally

On a Program-by-Program basis, from the Effective Date through the earlier of (a) Early Go-Decision or (b) a Roche Go-Decision, Hookipa shall be responsible for the costs of conducting its own activities for such Program, except that the Parties shall jointly fund activities for the First Human Trial for such Program as set forth in Section 9.3.3.

9.3.2	Prior to Initiation of the First Human Trial

Subject to Section 9.3.4, during the period from the Effective Date through the Initiation of the First Human Trial for a Program, Hookipa shall fund all activities allocated to Hookipa under the Collaboration Plan and according to the Collaboration Budget set forth in Appendix 3.2.3(A) as amended from time to time and approved by the JRC for such Program. For the avoidance of doubt, any Trial Costs in connection with the preparation of the First Human Trial, incurred by Hookipa prior to the Initiation, shall be shared by the Parties in accordance with Section 9.3.3.

9.3.3	During the First Human Trial

The Parties shall share equally (50:50) the Trial Costs of conducting activities for each respective First Human Trial, as designated for each Program in the Collaboration Plan and as set forth in the Collaboration Budget in Appendix 3.2.3(A) as amended from time to time and approved by the JRC except that: ***.

If Hookipa anticipates any changes which impact the Collaboration Budget, Hookipa shall raise such changes with the JRC in order for the JRC to discuss and approve such changes to the Collaboration Budget. Additionally, starting from the Calendar Year before activities pursuant to the Collaboration Plan are due to begin, the JRC will hold an annual budget review meeting before the end of each Calendar Year (to be scheduled to accommodate Roche’s and Hookipa’s internal budgeting cycles) to review and approve any updates to the Collaboration Budget which have not been discussed previously.

Under this Section 9.3.3, Roche shall pay the amounts due to Hookipa within thirty (30) days after receipt by Roche of an invoice from Hookipa, which Hookipa shall not send more often than once per Calendar Quarter. Such invoice shall be accompanied by a calculation and appropriate set of documents supporting the Trial Costs.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.3.4	Hookipa’s Financial Obligations

During the Collaboration Term, Hookipa shall ensure that it has sufficient funding and staffing to fulfil its obligations under the Collaboration Plan; provided that Hookipa shall not be obliged to fund the *** Program with more than ***, excluding Internal Cost.***.

9.4	Research Event Payments

Roche shall pay to Hookipa up to a total ***, in relation to the achievement of *** events under the Collaboration Plan with respect to a Program. The research event payments under this Section 9.4 shall be paid by Roche according to the following schedule of research events, ***

Research Event	HB700 Program (Million US$)	*** Program (Million US$)
***	***	***
***	***	***
***	***	***
Potential Total	20	20

Each research event payment pursuant to this Section 9.4 shall be ***

Research event payments shall be paid by Roche to Hookipa within *** days from occurrence of the applicable research event and receipt of an invoice from Hookipa; ***.

9.5	Handoff Payments

With regard to a Program, Roche shall pay to Hookipa the following amounts after a Roche Go-Decision for such Program (each a “Handoff Payment”): ***

Handoff Event	HB700 Program (million US$)	*** Program (million US$)
***	***	***

Each Handoff Payment pursuant to this Section 9.5 shall be paid ***.

Handoff Payments shall be paid by Roche to Hookipa within *** days from occurrence of the applicable handoff event and receipt of an invoice from Hookipa.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.6	Early Go-Decision and Capping of Costs for First Human Trial

9.6.1	9.6.1 Early Go-Decision

On a Program-by-Program basis and in the event of an Early Go-Decision, the corresponding milestones for the HB700 Program and the *** Program shall be reduced as follows:

(a)	***.

(b)	***

9.6.2	***

***.

9.7	Development and Commercial Event Payments

Roche shall pay to Hookipa up to a total of ***. The development and commercial event payments under this Section 9.7 shall be paid ***, as follows:

Development and Commercial Event	The 1st Product to Reach Milestone Event (Standalone Initial Compound Product or Product containing a combination of an Initial Compound and an Option Compound) Million US$				Standalone Option Compound Product Million US$
***	***				***
***	***	***	***	***	***	***	***	***
	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***
***	***	***	***	***	***	***	***	***
Total	245				118

Each milestone in the table shall be paid ***. For example, ***.

If one or more development or commercial event milestone is not achieved for a given Collaboration Compound or Product prior to the achievement of a subsequent development or commercial event milestone for such Collaboration Compound or Product, then the development or commercial event payment due for such skipped research and development event milestone(s) will be payable upon the first achievement by a Collaboration Compound or Product of any such subsequent development or commercial event milestone (e.g., a *** will be deemed to trigger the development event milestones for *** and ***, to the extent such development or commercial milestones have not already been made, as well as triggering the US Launch Milestone for NSCLC in the US).

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Upon reaching any development or commercial events milestone, Roche shall timely notify Hookipa and the development or commercial event payment shall be paid by Roche to Hookipa within *** days from occurrence of the applicable event and receipt of an invoice from Hookipa.

9.8	Sales Based Events

Roche shall pay to Hookipa up to a total of (a) two hundred and fifty million US Dollars (US$ 250,000,000) for a standalone Initial Compound Product or a Product containing a combination of an Initial Compound and an Option Compound as the first Product that reaches the corresponding milestone event and (b) one hundred and sixty million US Dollars (US$ 160,000,000) for a standalone Option Compound Product that reaches the corresponding milestone event

Roche shall pay Hookipa the following sales-based event payments for the first Product to achieve the corresponding sales-based event milestone in case such Product is Covered by a Valid Claim in the Territory. ***

Calendar Year Worldwide Net Sales Thresholds in Million US$	The 1st Product to Reach Milestone Event (Initial Compound Product or Product containing a combination of an Initial Compound and an Option Compound) Million US$	Standalone Option Compound Product Million US$
***	***	***
***	***	***
***	***	***
Total	250	160

Each of the non-refundable sales-based event payments shall be paid no more than *** (i) *** days after the end of the Calendar Year in which the event first occurs for the Product in the Territory, irrespective of whether or not the previous sales-based event payment was triggered by the same or by a different Product, and (ii) after receipt of an invoice from Hookipa.

9.9	Royalty Payments

9.9.1	Royalty Term

During the Royalty Term, Roche shall pay to Hookipa royalties on Net Sales of Products on a Product-by-Product and country-by-country basis. Thereafter, the licenses granted to Roche with respect to such Product and such country shall be ***, fully paid up, irrevocable and royalty-free.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.9.2	Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product in all countries of the Territory in which the Royalty Term for such Product has not expired, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Royalty Rate Percent (%) of Net Sales
***	***
***	***
***	***
***	***
***	***

For the purpose of calculating royalties of a Product, Calendar Year Net Sales and the royalty rates shall be subject to the adjustments set forth in Sections 9.9.3, 9.9.4 and 9.9.5, as applicable:

9.9.3	Combination Product

If Roche or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately *** year prior to the anticipated First Commercial Sale of such Combination Product in the Territory to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed ***, the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the Senior Officers of the Parties in accordance with Section 21.2.

If the Parties are unable to agree on the Relative Commercial Value within *** days of such referral, then the Relative Commercial Value shall be determined by the following procedure. Roche will select *** who would qualify as an Expert, Hookipa will select *** who would qualify as an Expert, and those *** shall select *** who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a ***. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least *** days before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

9.9.4	No Valid Claim; Biosimilar Product Competition

For a given Product, if in a given country within the Territory:

(a)	there is no Valid Claim that Covers such Product and that would be infringed by the sale of such Product in such country or

(b)	entry of a Biosimilar Product has occurred, ***

then, commencing on the first day of the Calendar Quarter thereafter, the royalty payments due to Hookipa for such Product in such country shall be reduced by ***relative to the table set forth in Section 9.9.2. ***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.9.5	Third Party Payments

With the exception of any Hookipa Patent Rights, Roche shall be responsible for and pay or have paid any consideration owed to any Third Party in relation to Third Party intellectual property rights necessary or reasonably useful to make, use or sell Products. The portion of such consideration attributable to Products (in the event of Combination Products expressly excluding the portion of such consideration attributable to any other component contained in such Combination Products other than Collaboration Compounds) are hereinafter referred to as “Third Party Payments”. Roche shall have the right to deduct a maximum *** of all *** included in such Third Party Payments and actually paid to a Third Party from royalty payments pursuant to Section 9.9.2 otherwise due and payable by Roche to Hookipa under this Agreement, ***.

9.9.6	***

***

9.10	Disclosure of Payments

Each Party acknowledges that the other Party may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advisable or required under Applicable Law, including the US Sunshine Act.

9.11	No Exclusion for a Bona Fide Claim / Bankruptcy Proceedings

For clarity, the designation of a payment under this Article 9 as non-refundable is not intended to limit in any way Roche’s right to claim damages as a result of the other Party’s breach of its obligations under this Agreement or, in case of a bankruptcy proceeding, as a result of the other Party's or the trustee's non-fulfilment of such Party's obligations under this Agreement in accordance with applicable bankruptcy law.

10.	Accounting and reporting

10.1	Timing of Payments

Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within *** days after the end of each Accounting Period in which such Net Sales occur.

10.2	Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, *** points above the average one-month (i) Euro Interbank Offered Rate (EURIBOR) for payments in EUR or, (ii) USD LIBOR for payments in USD, each as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

10.3	Method of Payment

Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US Dollars (the “Payment Currency”) to account(s) designated by Hookipa.

10.4	Currency Conversion

When calculating the Sales of any Product that occur in currencies other than the Payment Currency, Roche shall convert the amount of such sales into Swiss Francs and then into the Payment Currency using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (at the Effective Date, YTD average rate as reported by Reuters).

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.5	Blocked Currency

In a given country, if by reason of Applicable Law (for example governmental restrictions on foreign exchange trade) the local currency is blocked and cannot be removed from such country, Roche will notify Hookipa in writing and

(a)	Hookipa will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by Hookipa, or

(b)	if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by Hookipa, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country. At such time as Roche, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, Roche shall also pay such accrued royalties in Payment Currency using the actual exchange rate which is used to remove such sales proceeds from such country.

10.6	Reporting

With each payment Roche shall provide Hookipa in writing for the relevant Accounting Period on a Product-by-Product basis the following information:

(a)	Sales in local currency and Swiss Francs on a country by country and Product by Product basis;

(b)	Net Sales in local currency and Swiss Francs on a country by country and Product by Product basis;

(c)	adjustments made pursuant to Section 9.9.3;

(d)	Net Sales in Swiss Francs after adjustments made pursuant to Section 9.9.3 in Swiss Francs;

(e)	Net Sales after adjustments made pursuant to Section 9.9.3 in the Payment Currency;

(f)	royalty rate pursuant to Section 9.9.2;

(g)	adjustments made pursuant to Sections 9.9.4 - 9.9.5; and

(h)	total royalty payable in the Payment Currency after adjustments made pursuant to Sections 9.9.4 - 9.9.5.

10.7	***

***.

11.	Taxes

11.1	General

Hookipa shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Hookipa under this Agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Hookipa, then Roche shall promptly pay such tax, levy or charge for and on behalf of Hookipa to the proper governmental authority, and shall promptly furnish Hookipa with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to Hookipa or be promptly reimbursed by Hookipa if no further payments are due to Hookipa. Each Party agrees to reasonably assist the other Party, including by making filings with the proper tax or governmental authorities, in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing or recovering the amount required to be so withheld or deducted. If and to the extent Roche receives a repayment of an amount previously withheld, Roche shall repay such amount to Hookipa without undue delay.

11.2	German Withholding Tax Requirement.

11.2.1	Following the view of the German tax authorities, royalty income generated by a non-German licensor for the temporary licensing of rights that are entered in a German domestic public book or register is subject to German income tax pursuant to Article 49 para. 1 German Income Tax Act (“GITA”). Consequently, the respective royalty payment is subject to withholding tax pursuant to Article 50a para. 1 GITA (the “German WHT Requirement”). Against this background, the Parties agree that a possible German income tax on Hookipa’s royalty income pursuant to Article 49 para. 1 GITA and a possible withholding tax in connection with such income pursuant to Article 50a para. 1 GITA shall be borne by Hookipa. In accordance with this common understanding, the following shall apply with regard to the German WHT Requirement

11.2.2	Hookipa shall procure that Roche receives all information relevant to assess the applicability of and the tax assessment basis for the German WHT Requirement.

11.2.3	Roche shall use Commercially Reasonable Efforts to assess (i) whether the German WHT Requirement is applicable on the licenses granted to Roche under this Agreement and, if so, (ii) the amount to be withheld and remitted (including the allocation to and calculation of the assessment basis for the withholding).

11.2.4	Based on the assessment pursuant to Section 11.2.3 and reasonably taking into account any comments and information received from Hookipa, Roche shall decide in good faith whether a portion of the royalty payment shall be withheld in order to satisfy the German WHT Requirement. In this case Roche shall remit the withheld amount to the competent German tax authority in due course. With regards to Roche’s obligation to make royalty payments under this Agreement, any amount paid to the German tax authority pursuant to the preceding sentence shall be deemed as payment to Hookipa.

11.2.5	As soon as Roche has received a valid exemption certificate (Freistellungsbescheinigung) issued by a competent German tax authority (upon the application of Hookipa) confirming that Roche is not required to make a withholding pursuant to the German WHT Requirement Roche shall not be allowed to make any deductions pursuant to Section 11.2.4 from any royalty payments pursuant to Section 9.9 for the time period specified in the exemption certificate.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

11.2.6	If Roche receives a request by a German tax authority to make a payment based on or in connection with the German WHT Requirement Hookipa shall indemnify Roche from such payment obligation without undue delay. Roche shall be allowed to offset its indemnification claim pursuant to the preceding sentence against payment obligations vis-à-vis Hookipa (if applicable).

11.2.7	If and to the extent Roche receives from a German tax authority a repayment of an amount previously withheld and remitted pursuant to Section 11.2.4, Roche shall repay such amount to Hookipa without undue delay.

11.2.8	The Parties agree to cooperate with each other in good faith with regard to the German WHT Requirement. Roche shall in particular (i) inform Hookipa without undue delay if it intends to make a deduction pursuant to Article 50a para. 1 GITA based on an assessment pursuant to Section 11.2.3; (ii) deliver reasonable evidence of the payment to the competent German tax authority (e.g. a tax certificate); and (iii) cooperate in good faith to minimize a possible withholding obligation. Hookipa shall keep Roche informed about the change of any circumstances that could affect Roche’s obligation to make a withholding in accordance with the German WHT Requirement.

In case of a conflict between this Section 11.2 and other provisions of this Agreement, this Section 11.2 shall prevail.

12.	Auditing

12.1	Hookipa Right to Audit

12.1.1	Roche shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties, milestone and other payments payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of Hookipa, Hookipa shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to Roche to perform, on behalf of Hookipa, an audit of such books and records of Roche and its Affiliates that are deemed necessary by the independent public accountant to report on Net Sales of Product and other relevant payments for the period or periods requested by Hookipa and the correctness of any financial report or payments made under this Agreement.

12.1.2	Upon timely request and at least *** days prior written notice from Hookipa, such audit shall be conducted for those countries Hookipa has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s normal business activities. Such audit shall be limited to results in the *** Calendar Years prior to audit notification, and if Hookipa requests an audit for a given Calendar Year, no additional audits may be conducted in the Territory for such Calendar Year. If Hookipa does not request an audit of a given Calendar Year on or before the *** anniversary of the end of such Calendar Year, then Hookipa will be deemed to have accepted the royalty, milestone and other payments and reports in such Calendar Year.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.1.3	Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

12.1.4	All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty, milestone and other payments statements, shall be treated as Roche’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than *** years after completion of an audit hereof, if an audit has been requested; nor more than *** years from the end of the Calendar Year to which each audit shall pertain; nor more than *** years after the date of termination of this Agreement.

12.2	Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the Agreement. The auditors shall share all draft audit findings with Roche before the final audit report is issued. The final audit report shall be shared with Roche at the same time it is shared with Hookipa.

12.3	Over-or Underpayment

If the audit reveals an overpayment, Hookipa shall reimburse Roche for the amount of the overpayment within *** days. If the audit reveals an underpayment, Roche shall make up such underpayment with the next royalty or other payment or, if no further royalty or other payments are owed by Roche, Roche shall reimburse Hookipa for the amount of the underpayment within ***days . Roche shall pay for the audit costs if the underpayment of Roche exceeds *** of the aggregate amount of royalty or other payments owed with regard to the royalty or other statements subject to the audit. Section 10.2 shall apply to this Section 12.3.

13.	Intellectual Property

13.1	Ownership of Patent Rights and Know-How

13.1.1	Each Party shall retain its ownership of Patent Rights, Know-How and other intellectual property rights existing on or before the Effective Date or arising after the Effective Date outside of the Agreement.

13.1.2	Roche shall own all right, title, and interest in and to all Roche Collaboration Intellectual Property, and Hookipa hereby assigns, and agrees to assign, to Roche all of Hookipa’s right, title, and interest in and to any Roche Collaboration Intellectual Property.

13.1.3	Hookipa shall own all right, title, and interest in and to all Hookipa Collaboration Intellectual Property, and Roche hereby assigns, and agrees to assign, to Hookipa all of Roche’s right, title, and interest in and to any Hookipa Collaboration Intellectual Property.

13.1.4	Joint Collaboration Intellectual Property shall be owned jointly by the Parties as provided in Section 13.2.

13.1.5	Except as explicitly regulated otherwise in the Agreement, ownership of intellectual property generated under the Collaboration Plan shall follow inventorship. The determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.1.6	Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information of the other Party; (ii) granting any of the Parties any license or right under any intellectual property rights of the other Party; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise. Each Party shall require all of its employees and subcontractors to assign to such Party all intellectual property rights made by them.

13.2	Joint Collaboration Intellectual Property

Hookipa and Roche shall jointly own all Joint Collaboration Intellectual Property, such that each Party has an equal, undivided interest in such Joint Collaboration Intellectual Property. Subject to the licenses granted to Roche under this Agreement, each Party shall have the right to use and practice under such Joint Collaboration Intellectual Property with no duty of accounting to the other Party and no requirement to obtain consent from the other Party in connection with respect to such use and practice or with respect to any licenses granted by any Party to any Third Party with respect to such Joint Collaboration Intellectual Property. The Parties’ rights to enforce such Joint Collaboration Intellectual Property will be as set forth in Section 13.5, or as otherwise agreed by the Parties in writing. To the extent necessary in any jurisdiction to give effect to the foregoing and subject to the licenses granted to Roche under this Agreement, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Collaboration Intellectual Property for any and all purposes.

During the Term, each Party will disclose to the other Party all Joint Collaboration Intellectual Property of which such Party becomes aware. Such disclosure shall (i) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Joint Collaboration Intellectual Property and (ii) include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, independent contractors, or other agents relating thereto.

13.3	German Statute on Employee Inventions

In accordance with the German Statute on Employees Inventions and to the extent applicable, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any Program by employees of any German Affiliates. For the avoidance of doubt, to the extent applicable, each Party is responsible for fulfilling the obligations towards their employees under the German Statute of Employee’s Inventions.

13.4	Trademarks and Labelling

Roche shall own all trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Territory.

Roche shall have the right to obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US adopted Names Council (USANC) as the generic name(s) for the Products. Before doing so, Roche will consult with Hookipa via the Patent Coordination Team set forth in Section 13.6 and duly consider Hookipa’s reasonable comments.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.5	Prosecution of Patent Rights

13.5.1	First Prosecution Rights. As between the Parties, (i) Roche will have the first right (but not the obligation) to Prosecute each Product-Specific Patent Right and Roche Patent Rights and (ii) Hookipa will have the first right (but not the obligation) to Prosecute each Hookipa Patent Right that is not a Product-Specific Patent Right. In case of Joint Collaboration Patent Rights, the Parties shall discuss in good faith which Party will file and Prosecute each Joint Collaboration Patent Right, provided that, if a Joint Collaboration Patent Right is primarily related to the Hookipa Technology, a Hookipa development program or any other Hookipa Patent Right that is not a Product-Specific Patent Right, Hookipa shall have the first right (but not the obligation) to Prosecute such Joint Collaboration Patent Right, if a Joint Collaboration Patent Right is primarily related to a Roche development program or a Product-Specific Patent Right, Roche shall have the first right (but not the obligation) to Prosecute such Joint Collaboration Patent Right. Unless otherwise specified in this Agreement, the Party Prosecuting a Patent Right shall bear the costs associated with Prosecution of such Patent Right.

***.

13.5.2	Step-In Right. If Hookipa decides not to Prosecute any Hookipa Patent Right that is not a Product-Specific Patent Right, or any Joint Collaboration Patent Right for which Hookipa would have the first right to Prosecute in accordance with Section 13.5.1, or if Roche decides not to Prosecute any Product-Specific Patent Right, or any Joint Collaboration Patent Right for which Roche would have the first right to Prosecute in accordance with Section 13.5.1, in any country in the Territory, or if such Party intends to allow any such Patent Right to lapse or become abandoned without having first filed a substitute, it shall notify the other Party of, and consult with such other Party regarding, such decision or intention at least *** days prior to the date upon which the subject matter of such Patent Right shall become unpatentable or shall lapse or become abandoned, and such other Party shall thereupon have the right (but not the obligation) to assume the Prosecution thereof with counsel of its choice. Each Party shall provide reasonable assistance to the other Party, and shall cooperate with the other Party, in connection with the transition of Prosecution responsibilities under this Section 13.5, including execution of such documents as may be necessary to effect such transition. Notwithstanding anything of the above, Hookipa shall Prosecute any Hookipa Patent Right that is not a Product-Specific Patent Right and any Joint Collaboration Patent Right that is Prosecuted by Hookipa in accordance with Section 13.5.1 at its sole cost and expense in at least the following countries: United States, Europe (EPC contracting states Germany, France, United Kingdom, Italy, Switzerland, Belgium, Netherlands, Spain, Sweden, Austria and Norway), Australia, Canada, Japan, India, South Korea and China. Roche shall have the right to request Hookipa to Prosecute in additional countries, provided that the costs associated with nationalization in the additional countries so requested by Roche shall be covered by Roche.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.5.3	Information Sharing and Commenting. Each Party shall, with respect to each Hookipa Patent Right and Joint Collaboration Patent Right, (i) keep the other Party informed as to material developments with respect to the Prosecution of such Patent Right, including by providing copies of all substantive office actions or any other substantive documents in connection with such Patent Right that such Party receives from any patent office, and (ii) provide the other Party with a reasonable opportunity to comment substantively on the Prosecution of such Patent Right prior to taking material actions (including the filing of initial applications) with respect to such Patent Right, and will consider in good faith (or, with respect to Roche’s Prosecution of Product-Specific Patent Rights, not unreasonably refuse to implement) any comments made, and actions recommended, by such other Party with respect thereto, as long as such other Party does so promptly and consistently with any applicable filing deadlines. For the avoidance of doubt, the Party Prosecuting the Patent Right shall have the authority to make, in good faith, all final decisions.

13.6	Patent Coordination Team

13.6.1	Where the Parties need to consult with each other on the Prosecution of Patent Rights pursuant to Section 13.5 and the handling of International Non-proprietary Name (INN) pursuant to Section 13.4, the Parties shall establish a patent coordination team comprising each Party’s designated internal or external patent experts (“Patent Coordination Team”) and shall adopt procedures for interacting on patent matters. ***.

13.6.2	***.

13.7	Unified Patent Court (Europe)

At any time prior to the end of the “transitional period” as such term is used in Article 83 of the Agreement on a Unified Patent Court between the participating Member States of the European Union, for a given relevant EU Patent Right within Product-Specific Patent Rights, Roche may request in writing that Hookipa, within *** days of receipt of Roche’s written request or such longer time parameters specified by Roche in such request, either (i) opt out from the exclusive competence of the Unified Patent Court or (ii) if applicable, withdraw a previously-registered opt-out, and Hookipa shall notify the relevant patent office, pay any such registry fee and take such other action as may be necessary to effect the opt-out or opt-out withdrawal.

13.8	CREATE Act

It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC § 102(c) (AIA). In the event that either Party to this Agreement intends to overcome a rejection of a claimed invention covered by Joint Collaboration Patent Rights, Roche Collaboration Patent Rights or Hookipa Patent Rights pursuant to the provisions of 35 USC §§ 102(a)-(d), such Party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by the applicable subsection of 35 USC § 102 and the rules and regulations promulgated thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Program). To the extent that the Parties agree that, in order to overcome a rejection of a claimed invention covered by Joint Collaboration Patent Rights, Roche Collaboration Patent Rights or the Hookipa Patent Rights pursuant to the provisions of the applicable subsection of 35 USC § 102, if the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that a first Party enters into an agreement with a Third Party with respect to the further research, development or commercialization of a product, including a Product, the other Party shall, upon such first Party’s request, similarly enter into such agreement with such Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement does not place any material obligation on such other Party.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.9	Infringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any Hookipa Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Hookipa Know-How or Roche Know-How, in each case (i) and (ii) arising from the exploitation of a product competitive with a Product, or the composition of matter, method of use or method of making such Product, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

To the extent such infringement or unauthorized use or misappropriation is related to a Product-Specific Patent Right, within *** days after Roche provides or receives such written notice (“Decision Period”), Roche, in its sole discretion, shall decide whether or not to initiate a suit or action in the Territory regarding such infringement or unauthorized use or misappropriation and shall notify Hookipa of its decision in writing (“Suit Notice”).

If Roche decides to bring a suit or take action, once Roche provides Suit Notice, Roche may immediately commence such suit or take such action at its own expense, and Hookipa shall have the right, at its own expense, to be represented in any such suit or action by counsel of its own choice. In the event that Roche (i) does not in writing advise Hookipa within the Decision Period that Roche will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, at the latest prior to *** months before the time limit (except that such *** month period shall not apply for proceedings seeking preliminary relief), if any, specified under Applicable Law for the commencement of such suit or taking of such action, Hookipa shall thereafter have the right (subject to Roche’s written consent, not to be unreasonably withheld) to commence suit or take action in the Territory and shall provide written notice to Roche of any such suit commenced or action taken by Hookipa. Roche shall have the right, at its own expense, to be represented in any such suit or action by counsel of its own choice.

To the extent such infringement or unauthorized use or misappropriation is related to any other Hookipa Patent Right or Hookipa Know-How, within *** days after Hookipa provides or receives such written notice, Hookipa in its sole discretion, shall decide whether or not to initiate a suit or action in the Territory regarding such infringement or unauthorized use or misappropriation and shall notify Roche of its decision in writing. If Hookipa decides to bring a suit or take action, Hookipa may immediately commence such suit or take such action at its own expense, and Roche shall have the right, at its own expense, to be represented in any such suit or action by counsel of its own choice.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Section 15, all monies recovered upon the final judgment or settlement of any action described in this Section 13.9  shall be used as follows:

(a)	First, to reimburse the Initiating Party for its costs associated with such action and, if any remains, to the other Party for the costs (including any advisory counsel fees) incurred in connection with joining such action; and

(b)	Second,

(i)	if a member of the Roche Group is the Initiating Party,

(A)	any remaining amount that represents compensation for lost sales, a reasonable royalty or lost profits, shall be retained by or paid to the Initiating Party; provided, however, any such amount (after relevant adjustment to convert to Net Sales of Products) shall be subject to the royalty obligations set forth in Section 9.9; and

(B)	any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be allocated to the Initiating Party; and

(ii)	if Hookipa is the Initiating Party, the balance, if any, shall be allocated *** to the Initiating Party, and *** to the other Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). For the avoidance of doubt, the Initiating Party shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, any of its Patent Rights. If a Settlement could adversely affect the other Party, then the prior written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any patent that is not a Hookipa Patent Right, Roche, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Roche shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect Hookipa shall the written consent of Hookipa be required, which consent shall not be unreasonably withheld.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.10	Defense

If an action for infringement is commenced against Hookipa, its licensees or its sublicensees related to Hookipa’s conduct of a Program within the scope of the Collaboration Plan, then Hookipa shall defend such action at its own expense, and Roche shall assist and cooperate with Hookipa, at Hookipa’s expense, to the extent necessary in the defense of such suit. If an action for infringement is commenced against Roche, its licensees or its Sublicensees related to the discovery, development, manufacture, use or sale of a Product, then Roche shall defend such action at its own expense, and Hookipa shall assist and cooperate with Roche, at Roche’s expense, to the extent necessary in the defense of such suit. Besides, either Party shall have the right to be represented in any such action of the other Party by counsel of its own choice at its sole cost and expense. The Party against which an action for infringement has been commenced shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of the other Party and its Affiliates (including any patent rights Controlled by any of them). For the avoidance of doubt, neither Hookipa nor Roche shall settle the suit or consent to an adverse judgment thereto by admitting that any of the other Party’s Patent Right is invalid or unenforceable, unless explicitly approved by the other Party in writing. Subject to Section 9.9.5, the Party against which an action for infringement has been commenced shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

13.11	Patent Invalidity Claim

If any Third Party at any time asserts any claim that any issued Hookipa Patent Right is invalid or otherwise unenforceable, or if any such Hookipa Patent Right is the subject of any post-grant proceeding or any European opposition proceeding, whether as a defense in an infringement action brought by Hookipa or Roche pursuant to Section 13.9, or in a declaratory judgment action, in an infringement claim commenced against Hookipa or Roche pursuant to Section 13.10, or otherwise (each, an “Invalidity Claim”), the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. The Party controlling the infringement action pursuant to Section 13.9 or defending a third party infringement claim pursuant to Section 13.10 in which such Invalidity Claim arises, or, if such Invalidity Claim arises in a declaratory judgment action, a European opposition proceeding, as a post-grant proceeding, or otherwise, the Party Prosecuting such Patent Right, shall have the first right (but not the obligation) to control the defense and settlement of such Invalidity Claim.

13.12	Common Interest Disclosures

With regard to any privileged information and materials, including legal opinions, disclosed pursuant to this Agreement by one Party to the other regarding intellectual property or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Program or Collaboration Compounds or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Program or Collaboration Compounds or Products. Accordingly, the Parties agree that all such privileged information and materials obtained by Hookipa and Roche from each other will be used solely for purposes of the Parties’ common legal interests as described in sentence 1 of this Section 13.12. All such information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. When disclosing any such information and materials to the other Party, the disclosing Party shall mark such information and materials as “confidential and subject to the common interest doctrine and/or joint defense agreement” and the receiving Party shall treat such information and materials in strict confidence in accordance with Article 17 or as otherwise agreed between the Parties in writing, including in a joint defense agreement.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Notwithstanding the foregoing, neither Party’s attorney represents the other Party.

13.13	Biosimilar or interchangeable biological products

Notwithstanding anything herein to the contrary, within *** years after the approval of a Product that has been licensed in the US as a biological product under 42 USC §262(a), and as may be needed from time to time thereafter, the Parties shall consult as to potential strategies with respect to unexpired US Patent Rights that Cover the Product. Specifically, in anticipation of a receipt by the Product’s reference product sponsor (“Reference Product Sponsor”) of a biosimilar or interchangeable product application pursuant to the Biologics Price Competition and Innovation Act of 2009 (Public Law 111-148), the Parties will discuss the Reference Product Sponsor’s likely course of action with regard to each such US Patent Right in the procedural steps set forth under 42 USC §262(l), including a general plan for timely communication between the Parties in light of the statutory response deadlines.

13.14	Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments, restorations or supplementary protection certificates (collectively, “Patent Term Extensions”) applicable to the Hookipa Patent Rights, the Roche Patent Rights, and the Joint Collaboration Patent Rights. For clarity, Roche has the sole right to file for Patent Term Extensions relating to Product Specific Patent Rights. This notwithstanding, Roche acknowledges that Hookipa’s internal patent strategies and business considerations as well as obligations under any applicable Existing Third Party License will be taken into account. With respect to the Hookipa Patent Rights, but excluding Product-Specific Patent Rights, Roche shall obtain Hookipa’s consent (such consent not to be unreasonably withheld) before obtaining Patent Term Extensions of such Hookipa Patent Rights. Hookipa shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions, including designating Roche as its agent for such purpose as provided in 35 USC § 156. All filings for such Patent Term Extensions shall be made by Roche; provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform Hookipa of its intention not to file and (b) grant Hookipa the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such Patent Term Extensions. The Parties shall cooperate with each other in gaining Patent Term Extensions wherever applicable to such Hookipa Patent Rights, Roche Patent Rights or Joint Collaboration Patent Rights, and Hookipa shall have the right to review and comment on any drafts related to obtaining such Patent Term Extensions.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14.	Representations and Warranties and Covenants

14.1	Hookipa Representations and Warranties and Covenants

Hookipa represents, warrants and covenants to Roche as of the Effective Date:

14.1.1	Safety Data

Hookipa has disclosed to Roche and will continue to disclose to Roche without delay (i) the results of all preclinical testing and human clinical testing of Product in its possession or control and (ii) all information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Product.

14.1.2	Third Party Patent Rights

Subject to the Existing Third Party Licenses *** to the ***Knowledge of Hookipa, there are no issued patents owned by or licensed to any Third Party that could prevent Roche from making, having made, using, offering for sale, selling or importing the Product in the Territory***

14.1.3	Ownership of Patent Rights

Hookipa is the exclusive owner of all right, title and interest in, or is the exclusive or non-exclusive licensee of, the Hookipa Background Patent Rights as listed in Appendix 1.63. Appendix 1.63 contains a complete and accurate list of all patents and patent applications included in the Hookipa Background Patent Rights as of the Effective Date ***

14.1.4	Third Party Licenses

The Existing Third Party Licenses include all agreements with a Third Party pursuant to which Hookipa Controls any Hookipa Background Patent Rights or Hookipa Background Know-How as of the Effective Date. ***

14.1.5	Inventors

Hookipa has obtained the assignment of, or an exclusive license under, all interest and all rights or licenses thereunder with respect to the Hookipa Background Patent Rights owned by Hookipa and necessary to grant the licenses granted hereunder. All of Hookipa’s employees, officers and consultants have executed agreements requiring assignment to Hookipa of all Inventions made by such individuals during the course of and as a result of their association with Hookipa.

14.1.6	Grants

To Hookipa’s *** Knowledge, Hookipa has the lawful right to grant Roche and its Affiliates the rights and licenses described in this Agreement. Hookipa has not granted any right, license or interest in or to the Hookipa Intellectual Property or any portion thereof, inconsistent with the rights granted to Roche herein or entered into any agreement that conflicts with this Agreement or its obligations hereunder.

14.1.7	Validity of Patent Rights

*** To the *** Knowledge of Hookipa, there are no inventorship disputes concerning any Hookipa Background Patent Rights.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14.1.8	Ownership and Legitimacy of Know-How and Inventory

Hookipa’s Know-How is legitimately in the possession of Hookipa and, to Hookipa’s *** Knowledge, has not been misappropriated from any Third Party. Hookipa has taken reasonable measures to protect the confidentiality of its Know-How. Hookipa is the sole and exclusive owner of, or has a valid, enforceable and non-exclusive license to use, all Inventory and Hookipa Cell Line Materials, in each case free and clear of all liens. All Inventory and Hookipa Cell Line Materials have been developed and produced in compliance in all material respects with all GMP and other Applicable Laws and to the *** Knowledge of Hookipa there are no material defects in any of the Inventory or Hookipa Cell Line Materials. The Hookipa Cell Line Materials are suitable to be used as starting material for (i) further manufacturing of the Collaboration Compounds and (ii) the production of a working cell bank.

14.1.9	Excluded ***

Each of the Excluded *** listed on Appendix 1.39 is a *** not Available as a Designated *** or Selected *** as of the Effective Date. ***

14.1.10	Nagoya Protocol

Hookipa represents and warrants that, to Hookipa’s *** Knowledge, to the extent applicable, the execution, delivery and performance of this Agreement by Roche and Hookipa complies with all obligations arising from and does not contravene any specific use restrictions of the United Nations’ Convention on Biological Diversity as entered into force on December 29, 1993 (CBD), the Nagoya Protocol on Access to Genetic Resources and the Fair and Equitable Sharing of Benefits Arising from their Utilization to the Convention on Biological Diversity as entered into force on October 12, 2014, the Convention on International Trade in Endangered Species of Wild Fauna and Flora as entered into on March 3, 1973 (CITES) and all their implementing and other relevant national, local or indigenous access and benefit-sharing laws.

14.2	Mutual Representations and Warranties and Covenants

14.2.1	Organization

Each Party represents and warrants to the other Party as of the Effective Date that it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.

14.2.2	Due Authorization

Each Party represents and warrants to the other Party as of the Effective Date that it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

14.2.3	Valid and Binding Obligation

Each Party represents and warrants to the other Party as of the Effective Date that this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14.2.4	No Conflict

Hookipa represents and warrants to Roche as of the Effective Date that the execution, delivery and performance of this Agreement by Hookipa and all instruments and documents to be delivered by Hookipa hereunder: (i) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Hookipa is a party or by which Hookipa or any of its property is bound, which violation would have an adverse effect on the financial condition of Hookipa or on the ability of Hookipa to perform its obligations hereunder; (ii) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products); (iii) will not conflict with or result in a breach of any provision of its organizational documents; and (iv) will not violate any Applicable Law.

Roche represents and warrants to Hookipa as of the Effective Date that, to Roche’s Best Knowledge, neither Roche nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Roche’s obligations hereunder.

14.2.5	No Claims

Hookipa represents and warrants to Roche as of the Effective Date that there are no claims or investigations (other than with respect to the Parties’ HSR filings, if any), pending or threatened against Hookipa or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect Hookipa’s ability to perform its obligations hereunder.

***

14.2.6	Debarment

Hookipa represents and warrants to Roche as of the Effective Date that neither Hookipa nor Hookipa’s employees have ever been debarred, disqualified or banned from practicing medicine and that neither Hookipa nor Hookipa’s employees are under investigation by any regulatory authority for debarment, disqualification or any similar regulatory action in any country. Hookipa covenants to Roche that it will notify Roche immediately in writing if any such investigation, disqualification, debarment or ban occurs. Any breach of this Section 14.2.6 shall give Roche the right to terminate this Agreement immediately for breach.

Roche covenants to Hookipa that if it becomes aware that any employee or agent performing activities in connection with Collaboration Compounds or Products is, at any time during the conduct of such activities, a debarred or disqualified entity or a debarred or disqualified individual or is subject to a similar regulatory action in any country, it shall immediately notify Hookipa thereof and ensure the concerned entity or individual shall not continue to perform activities in connection with Collaboration Compounds or Products.

14.3	No Other Representations and Warranties and Covenants

The foregoing representations and warranties are in lieu of all other representations and warranties not expressly set forth herein. Hookipa and Roche disclaim all other warranties, whether express or implied, with respect to each of their research, development and commercialization efforts hereunder, including, without limitation, whether the Products can be successfully developed or marketed, the accuracy, performance, utility, reliability, technological or commercial value, comprehensiveness, merchantability or fitness for any particular purpose whatsoever of the Products. Materials provided under Section 3.4are provided “as is”.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

15.	Indemnification (Schadloshaltung gegen Ansprüche Dritter)

15.1	Indemnification by Roche

Roche shall indemnify, hold harmless and defend Hookipa, Hookipa’s Affiliates and their directors, officers, employees and agents (“Hookipa Indemnitees”) from and against any and all losses, expenses, cost of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Hookipa Indemnitees become legally obligated to pay because of the breach of the Agreement by Roche or of any claim or claims against it to the extent that such claim or claims arise out of activities related to the Product (e.g. product liability claims) conducted by or on behalf of Roche, Affiliates or Sublicensees, except to the extent such losses, expenses, costs and amounts are due to the breach of the Agreement by Hookipa or the gross negligence or willful misconduct or failure to act of Hookipa Indemnitees.

15.2	Indemnification by Hookipa

Hookipa shall indemnify, hold harmless and defend Roche, Roche’s Affiliates and their directors, officers, employees and agents (“Roche Indemnitees”) from and against any and all losses, expenses, cost of defense (including without limitation reasonable attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche Indemnitees become legally obligated to pay because the breach of the Agreement by Hookipa or of any claim or claims against it to the extent that such claim or claims arise out of activities related to the Product (e.g. product liability claims) conducted by or on behalf of Hookipa or its Affiliates, except to the extent such losses, expenses, costs and amounts are due to the breach of the Agreement by Roche or the gross negligence or willful misconduct or failure to act of Roche Indemnitees.

15.3	Procedure

In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

16.	Liability

16.1	Limitation of Liability

Subject to Section 3.1.3 (Diligent Efforts) and Article 4 (Diligence), neither Party shall be liable to the other Party as a result of failure or delay to develop or commercialize the compound or the Product, as applicable, including but not limited to a) a delay in timelines, or b) delay or failure to recruit patients, or c) a change in its respective study protocols, or d) failure to obtain Regulatory Approval for the compound or the Product, as applicable. In no event shall either Party or its Affiliates be liable for indirect damages (indirekte Schäden/weitere Schäden als Schäden mit langem Kausalzusammenhang), consequential damages (Mangelfolgeschäden) including lost revenues or profits (entgangener Gewinn), irrespective of the legal basis (contract, tort or otherwise) for such claims. This limitation of liability shall not apply in the event of damages (a) caused by gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) or fraud (Arglist) of the damaging Party or ***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

17.	Confidential Information; Information Security Incident

17.1	Non-Use and Non-Disclosure

During the Agreement Term and *** years thereafter, a Receiving Party shall (i) treat Confidential Information provided by the Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

17.2	Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 17.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, certain commercial considerations or court or administrative order.

17.3	Press Releases

On or promptly after the Effective Date, Hookipa shall issue a press release announcing the existence and selected key terms of this Agreement, in a form attached as Appendix 17.3.

Roche may issue press releases in accordance with its internal policy that typically does not issue a press release until proof of concept has been achieved for a Collaboration Compound. Roche shall provide Hookipa with a copy of any draft press release that makes reference to Hookipa at least *** weeks prior to its intended publication for Hookipa’s review and Hookipa may provide Roche with suggested modification to the draft press release. Roche shall consider Hookipa’s suggestions in issuing its press release.

Hookipa may issue press releases in accordance with its internal policy related to the activities contemplated by this Agreement (including, for clarity, the receipt of an option or milestone payment according to Article 9) that either (i) have been approved by Roche, which approval shall not be unreasonably withheld, conditioned, or delayed, or (ii) are required to be issued by Hookipa as a matter of law and Hookipa is advised by its legal counsel to that effect in writing and providing reasonably detailed rationale. In all circumstances, Hookipa shall provide Roche with a draft press release at least *** weeks prior to its intended publication for Roche’s review. During such period, Roche shall contact Hookipa to discuss modification to the draft press release and, if the approval of Roche to such press release is required, Roche shall (a) approve the draft press release and permit Hookipa to issue the press release, or (b) contact Hookipa and disapprove the press release, it being understood that Roche’s approval shall not be unreasonably withheld, conditioned, or delayed. If Roche asks for modification of a press release where the approval of Roche is required, then Hookipa shall either make such modification or work with Roche to arrive at a press release that Roche approves.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

To ensure communication alignment, responses (if any) to inquiries by media or other Third Parties after issuance of a permitted press release by Hookipa (solely or jointly with Roche) shall consist solely of the press release language or shall follow the response guidelines that may be mutually developed by the Parties.

17.4	Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Product in any publication or presentation:

a)	Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of Roche. Hookipa shall not publish any studies, clinical trials or results thereof on its clinical trial registry, provided however, that Roche’s clinical trial registry can be accessed via a link from Hookipa’s clinical trial registry.

b)	A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least *** days prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within *** days after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than *** days from the date of the Publishing Notice.

17.5	Commercial Considerations

Nothing in this Agreement shall prevent Roche or its Affiliates from disclosing Confidential Information of Hookipa to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory, (ii) Third Parties acting on behalf of Roche, to the extent reasonably necessary for the development, manufacture or sale of Product in the Territory, (iii) Third Parties requesting clinical trial data information (in accordance with Roche’s then-current data sharing policy or (iv) Third Parties to the extent reasonably necessary to market the Product in the Territory. Nothing in this Agreement shall prevent Hookipa or its Affiliates from disclosing Confidential Information of Roche to governmental agencies and Third Parties to the extent required to perform its tasks and obligations in conducting all activities ascribed to it in the Collaboration Plan. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

17.6	Court or Administrative Order

Nothing in this Agreement shall prevent the Receiving Party or its Affiliates to disclose Confidential Information of the Disclosing Party as and to the extent that such Confidential Information is required to be disclosed by the Receiving Party or its Affiliates to comply with a court or administrative order, Applicable Law, IFRS, GAAP, applicable regulations of a stock exchange or to defend or prosecute litigation, provided that the Receiving Party or its Affiliates furnishes prompt notice (in no event less than *** days of such disclosure to the Disclosing Party to enable it to resist such disclosure and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure. No notice shall be required under this Section 17.6 if and to the extent that the specific information contained in the proposed disclosure has previously been included in any previous disclosure made by either Party hereunder pursuant to Article 17, or is otherwise approved in advance in writing by the other Party.

17.7	Information Security Incident

17.7.1	Notification

A Party shall provide to the other Party written notice within *** days of such Party’s confirmation of an Information Security Incident with respect to the other Party’s Confidential Information. Such notice shall describe in reasonable detail the Information Security Incident, including the other Party’s Confidential Information impacted, the extent of such impact and any corrective action taken or to be taken by such Party. In addition, if a Party reasonably suspects (even if it has not confirmed) that an actual or attempted Information Security Incident has occurred with respect to the other Party’s Confidential Information, then the Party shall promptly notify the other Party of such suspected actual or suspected Information Security Incident.

17.7.2	Non-Disclosure

Except to the extent required by Applicable Law, neither Party shall disclose any information related to an actual or suspected Information Security Incident of the other Party’s Confidential Information to any Third Party without the other Party’s prior written consent.

17.8	Ongoing Obligation for Confidentiality

Upon the effective date of the termination of this Agreement in its entirety for any reason, each Party shall, with respect to Confidential Information to which such Party does not retain rights under the surviving provisions of this Agreement, as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of such first Party and confirm such destruction in writing to the other Party, provided, that such first Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. If the effective date of termination is after the Roche Go-Decision or Early Go-Decision, as applicable, then the obligation to destroy Confidential Information for the Terminated Product shall be limited to the extent such destruction is reasonably practicable, provided that, for clarity, each Party shall continue to comply with the obligations pursuant to this Article 17 as applicable. Notwithstanding the foregoing, each Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

18.	Term and Termination

18.1	Commencement and Term

This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

18.2	Termination

18.2.1	Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a Product-by-Product or on a country-by-country basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and, as applicable, the Products and/or the countries in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of *** days after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 21.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety or with respect to such identified Products and/or countries, as applicable, effective as of the expiration of the Peremptory Notice Period.

18.2.2	Insolvency

A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within *** days after the filing thereof.

18.2.3	No Roche Go-Decision; no Option Exercise

If Roche does not exercise the Option pursuant to Section 2.3.2 for the *** Program or does not issue a timely Roche Go-Decision for a Program as provided in Section 3.9, this Agreement shall automatically terminate with respect to such Program and all Collaboration Compounds for such Program with immediate effect.

18.2.4	Termination by Roche without a Cause

Roche shall have the right to terminate this Agreement at any time *** (i) with *** months prior written notice, if before First Commercial Sale of the first Product for a given Program or (ii) with *** months prior written notice, if after the First Commercial Sale of the first Product for a given Program. The effective date of termination under this Section 18.3.3 shall be the date *** months (or *** months as the case may be) after Roche provides such written notice to Hookipa.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

18.3	***

18.3.1	***

***.

18.3.2	***

***.

18.3.3	***

***.

18.3.4	***

***

18.3.5	***

***.

18.4	Consequences of Termination

18.4.1	Termination by Hookipa for Breach by Roche, by Roche without a Cause after Initiation of First Human Trial under Roche’s responsibility due to an Early Go-Decision or Initiation of another Clinical Study by Roche under this Agreement.

18.5	***

18.5.1	***.

(a)	***.

(b)	***.

(c)	***:

(1)	***.

(2)	***.

(3)	***.

(4)	***.

(5)	***.

(6)	***:

a.	***.

b.	***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

c.	***.

d.	***

e.	***.

f.	***.

g.	***.

h.	***.

i.	***.

18.5.2	***

***.

18.5.3	***;

***.

18.5.4	***

***,

(a)	***

(b)	***.

18.5.5	***

(a)	***

***.

***.

***.

***

(i)	***;

(ii)	***; and

(iii)	***.

(b)	***

(i)	***

***.

(ii)	***

***.

(c)	***

***.

(d)	***

***:

(i)	***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)	***

(iii)	***.

(iv)	***

(e)	***

***.

18.6	Survival

Article 1 (Definitions, to the extent necessary to interpret this Agreement), Articles 9, 10 and 12 (Payment, Accounting and Reporting, and Auditing, each to the extent payment obligations exist at the time of termination or expiration), Article 11 (Taxes, to the extent such were incurred at the time of termination), Section 13.1 (Ownership of Patent Rights and Know-How), Article 15 (Indemnification), Article 16 (Liability), Article 17 (Confidential Information; Information Security Incident), Article 18 (Term and Termination), Section 21.1 (Governing Law and Jurisdiction) shall survive any expiration or termination of this Agreement for any reason.

19.	Effects of Change of Control

19.1	Effects of Change of Control

If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) at least *** prior to completion of such Change of Control, subject to any confidentiality obligations of the Acquired Party then in effect (but in any event shall notify the Non-Acquired Party within *** after completion of such Change of Control).

The Acquired Party shall, and shall use commercially reasonable efforts that the other members of the Change of Control Group in connection with such Change of Control will, agree in writing with the Non-Acquired Party not to utilize any of the Non-Acquired Party’s Know-How, Patent Rights, Inventions, Materials or Confidential Information or Joint Collaboration Intellectual Property (collectively, “Sensitive Information”) for the research, development or commercialization of any product for the treatment of any indication or patient population for which a Product is developed or commercialized by the Non-Acquired Party pursuant to the terms of this Agreement.

Following consummation of the Change of Control, the Non-Acquired Party and the Acquired Party shall, and the Acquired Party shall use commercially reasonable efforts that the other members of the Change of Control Group will, adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information beyond the Acquired Party’s personnel who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement. The Non-Acquired Party may restrict the Acquired Party’s participation in the JRC and any other committee in effect at the time of the Change of Control, and decisions of the JRC and other such committees shall be made by the Non-Acquired Party.

19.2	***

***.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

20.	Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Hookipa to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Unless Roche elects to terminate this Agreement, the Parties agree that Roche, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

21.	Miscellaneous

21.1	Governing Law and Jurisdiction

21.1.1	This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

21.1.2	The competent courts of Basel-City, Switzerland, shall have the exclusive jurisdiction.

21.2	Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective Senior Officers of the Parties for good faith negotiations attempting to resolve the dispute. If the Senior Officers of the Parties fail to resolve the dispute within *** days after such dispute has been referred to them, each Party may have such dispute decided by the competent courts of jurisdiction pursuant to Section 21.1.2.

21.3	Assignment

Neither Party shall have the right to assign the present Agreement or any part thereof to any Third Party (but excluding Affiliates) without the prior written approval of the other Party which approval shall not be unreasonably withheld.

21.4	Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Hookipa’s legal relationship to Roche under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

21.5	Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

21.6	Waiver

The failure by either Party to require strict performance or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

21.7	Interpretation

Except where the context expressly requires otherwise:

(a)	the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),

(b)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,

(c)	the word “will” shall be construed to have the same meaning and effect as the word “shall”,

(d)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(e)	any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,

(f)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(g)	all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto,

(h)	references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and

(i)	the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

21.8	Force Majeure

Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from one or more Force Majeure Events; provided that the affected Party gives the other Party prompt written notice of any such Force Majeure Event and the cessation thereof; and provided further that the affected Party promptly undertakes and continues to use Commercially Reasonable Efforts to cure such failure or delay resulting from the Force Majeure Event as soon as practicable and to mitigate its effects, and promptly resumes performance whenever such Force Majeure Event is removed. Any deadline or time period affected by such a Force Majeure Event or a Party’s failure to perform resulting therefrom shall be extended automatically by the number of days equal to the number of days that such Force Majeure Event or failure persisted.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

21.9	Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

21.10	Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Hookipa to Roche at the following address or such other address as Roche may later provide:

F. Hoffmann-La Roche Ltd

Kreditorenbuchhaltung

Grenzacherstrasse 124

4070 Basel

Switzerland

Attn: (name of a Roche contact at time of invoice, e.g. the Alliance Director)

21.11	Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Hookipa, to:	Hookipa Biotech GmbH St Marx Vienna BioCenter Helmut-Qualtinger-Gasse 2 1030 Vienna Austria Attn: Legal Department

if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal and Sustainability
and:	Hoffmann-La Roche Inc. 150 Clove Road Suite 8 Little Falls, New Jersey 07424 U.S.A. Attn. Corporate Secretary

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

Additionally, notices via email and PDF/docusigned PDFs are also acceptable.

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

if to Hookipa, to:         ***

if to Roche, to:            ***

21.12	Counterparts; Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Agreement by e-Signatures or by exchanging executed signature pages in .pdf format shall have the same legal force and effect as the exchange of original signatures. As used in this Section 21.12, “e-Signature” shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (a) is unique to the person executing the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Hookipa Biotech GmbH /s/ Joern Aldag Name: Joern Aldag Title: Chief Executive Officer

F. Hoffmann-La Roche Ltd /s/ Barbara Schroeder de Castro Lopes Name: Barbara Schroeder de Castro Lopes Title:	/s/ Vikas Kabra Name: Vikas Kabra Title:

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Hoffmann-La Roche Inc. /s/ John Parise Name: John Parise Title:

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1.39

Excluded ***

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1.63

Hookipa Background Patent Rights Existing as of the Effective Date

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 1.67

***

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 2.1.5

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 3.2.3

Initial Subcontractor List

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 3.1.2

Content of Option Exercise Data Package

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 3.2.3(A)

Initial Collaboration Budget

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 3.2.3(B)

HB700 Collaboration Plan

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 9.1

Budget for Collaboration Activities

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 14.1.7

Validity of Patent Rights

***

Certain information has been excluded from this agreement (indicated by “[***]”) HOOKIPA PHARMA INC. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Appendix 17.3

Form of Press Release

***